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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Ordinary Shares, nominal value 0.01 New Israeli Shekels per share ("Ordinary Shares")	5,175,000(2)	$93.00	$481,275,000	$65,646

1)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). The fee payable in connection with the offering of the Ordinary Shares pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

2)
Equals the aggregate number of shares of Ordinary Shares to be registered hereunder and includes 675,000 shares of Ordinary Shares that may be offered and sold pursuant to the exercise in full of the underwriters' option to purchase additional shares of Ordinary Shares.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-190965

Prospectus supplement
(To Prospectus dated September 3, 2013)

4,500,000 ordinary shares

We are offering 4,500,000 ordinary shares, nominal value 0.01 New Israeli Shekels per share.

Our ordinary shares trade on The NASDAQ Global Select Market under the symbol "SSYS". The last reported sale price on September 12, 2013 was $97.79 per share.

	Per share	Total

Public offering price	$93.000	$418,500,000
Underwriting discounts and commissions	$3.255	$14,647,500
Proceeds, before expenses, to us	$89.745	$403,852,500

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 675,000 ordinary shares at the public offering price less the underwriting discounts and commissions, to cover over-allotments, if any.

INVESTING IN OUR ORDINARY SHARES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about September 18, 2013.

Sole book-running manager

J.P. Morgan

Co-managers

Piper Jaffray	Morgan Stanley	BofA Merrill Lynch

Needham & Company

September 12, 2013

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of an "automatic shelf" registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the U.S. Securities Act, using a "shelf" registration process. We sometimes refer to our ordinary shares as the "shares" throughout this prospectus supplement and the accompanying prospectus.

This prospectus supplement describes the terms of the offering by us and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated September 3, 2013, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Commission before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and in any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Neither we nor the underwriters have authorized anyone to provide you with different information from or in addition to that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized for use in connection with this offering. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to, the reliability of any information other than the information contained in the foregoing documents. This document may only be used where it is legal to sell these shares. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus authorized for use in connection with this offering, is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to:

"Stratasys," the "Company," the "Registrant," "us," "we" and "our" are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

"Our shares," "ordinary shares" and similar expressions refer to our Ordinary Shares, nominal value 0.01 New Israeli Shekels, or NIS, per share.

"Dollars", "US dollars" or "$" are to United States Dollars.

"2012 Annual Report" is our Annual Report on Form 20-F for the year ended December 31, 2012, as filed with the Commission.

S-ii

Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including "Risk factors" beginning on page S-10 in this prospectus supplement, before making an investment decision.

Business overview

We are a leading global provider of additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions are sold under eight brands, with products ranging from entry-level desktop 3D printers to systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM, and related services offerings. We also develop, manufacture and sell materials for use with our systems. We believe that the range of more than 130 3D printing consumable materials that we offer is the widest in the industry. Our services offerings include professional services as well as paid parts.

AM, which is also referred to as 3D printing, is transforming prototype development manufacturing processes and is displacing certain segments of traditional, or subtractive, manufacturing methodologies such as metal extrusion, computer-controlled machining and manual modeling techniques. With respect to product design and prototype development, 3D printing significantly improves the design process, reduces the time required for product development and facilitates creativity, while keeping the entire design process in-house. 3D printing also enables the direct manufacture of parts that are subsequently incorporated into a user's end product. In addition, manufacturers are increasingly using 3D printing systems to produce manufacturing tools and fixtures that aid in their production and assembly processes. While 3D printing has historically been focused on design and manufacturing applications, 3D printing is beginning to show signs of broader adoption with the growth of entry-level desktop 3D printers.

We offer a broad range of systems, consumables and services for the AM market. Our wide range of solutions, based on our proprietary AM technologies and production materials, enhance the ability of designers, engineers and manufacturers to:

•
visualize and communicate product ideas and designs;

•
verify the form, fit and function of prototypes;

•
manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;

•
manufacture customized and short-run end-products more efficiently and with greater agility; and

•
produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Our products and services are used in different applications by customers in a broad array of verticals, including aerospace, automotive, dental and jewelry. Our customers range from individuals and smaller businesses to large, global enterprises, and we include a number of Fortune 100 companies amongst our customers.

As of June 30, 2013, we have sold approximately 52,000 systems globally, including approximately 20,000 systems sold by MakerBot. We benefit from recurring revenues from the sale of resin and plastic consumables and the provision of related services. We provide products and services to our global customer base through our offices in the United States, Germany, Italy, Japan, China, Hong Kong, Brazil, India and Israel, as well as through our worldwide network of more than 280 agents and resellers. Additionally, through our MakerBot acquisition, we have added an online sales channel. We have more than 1,500 employees and hold more than 500 granted or pending patents internationally.

Recent developments

MakerBot transaction

Description of transaction

On August 15, 2013 we completed a transaction, which we refer to as the MakerBot transaction, whereby we acquired Cooperation Technology Corporation, or MakerBot, which was the direct parent company of MakerBot Industries, LLC, a leader in desktop 3D printing, and which owned and operated Thingiverse.com, a website dedicated to the sharing of user-created digital design files. The MakerBot transaction was consummated on August 15, 2013 pursuant to an Agreement and Plan of Merger, dated as of June 19, 2013, or the MakerBot merger agreement, and the business of MakerBot (including Thingiverse.com) is now operated by a subsidiary of our company.

Pursuant to the MakerBot merger agreement, we issued, at the closing of the MakerBot transaction, 3,921,660 of our ordinary shares to MakerBot's stockholders in exchange for 100% of the outstanding capital stock of MakerBot. We may also issue up to an additional 3,010,347 ordinary shares through the end of 2014 to MakerBot's stockholders and certain MakerBot employees as of the effective time of the MakerBot transaction for performance-based earn-outs, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot's indemnification obligations to us under the MakerBot merger agreement. Earn-out payments and Performance Bonus Plan awards, if earned, may also be paid in cash (in an amount reflecting the value of our ordinary shares that would otherwise be issuable at the relevant earn out determination date), or in a combination of our ordinary shares and cash, at our discretion.

Impact of transaction on our business

MakerBot, founded in 2009, helped to develop the demand for entry-level desktop 3D printing and has built the largest installed base of 3D printers in the category by making 3D printers accessible to a broad set of customers. MakerBot sold more than 20,000 and 9,300 3D printers from inception through June 30, 2013 and June 30, 2012, respectively, compared to approximately 13,400, 6,400 and 2,600 through December 31, 2012, 2011 and 2010, respectively.

We believe that our acquisition of MakerBot will drive faster adoption of 3D printing for multiple applications, as desktop 3D printers are becoming a mainstream tool across many market segments. MakerBot also drives the accessibility and rapid adoption of its desktop 3D printers through Thingiverse.com, a collection of downloadable digital designs for making physical objects, which is empowered by a growing community of makers and creators. The MakerBot 3D Ecosystem also includes MakerWare software, MakerCare service, MakerBot Filament, the MakerBot Retail Store and the MakerBot 3D Photo Booth.

We intend to preserve MakerBot's existing brand and retain its management, thereby helping to preserve the relationships it has built with its users and partners. MakerBot, together with Stratasys, intends to continue to innovate, expand its product offering, provide attentive service to its users and make more 3D printing content available through Thingiverse.com.

We expect that Stratasys and MakerBot will jointly develop and implement strategies for building on their complementary strengths, intellectual property and technical know-how, and their respective assets and capabilities. We believe that we can leverage our extensive know-how in Fused Deposition Modeling, or FDM, to enhance MakerBot's product line.

Other developments

We are currently in negotiations to enter into a five-year, unsecured $250 million revolving credit facility. There can be no assurance that we will successfully negotiate and complete this credit facility.

About Stratasys Ltd.

We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our registered office and our other principal place of business is located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4400. Our agent in the United States is S. Scott Crump, our Chairman of the Board, whose address is c/o Stratasys, Inc. at the address of our Eden Prairie, Minnesota headquarters. We maintain a website at www.stratasys.com. The information contained on or accessible through that web site (or on our other web sites, including www.objet.com and www.makerbot.com) is not a part of this prospectus supplement or the accompanying prospectus. As an Israeli company, we operate under the provisions of Israel's Companies Law 5759-1999, or the Companies Law.

Summary financial data

Stratasys, Inc. was considered as the acquiring company, for accounting purposes, in the Stratasys-Objet merger and, accordingly, the merger was accounted for as a reverse acquisition under the accounting for business combinations. As a result, the historical financial statements of Stratasys, Inc. prior to the effective time of the Stratasys-Objet merger on December 1, 2012, became our historical financial statements. Our consolidated financial statements for 2012 and prior periods, incorporated by reference into this prospectus supplement and accompanying prospectus, include the operations of Stratasys Ltd. (formerly Objet Ltd.) for only one month (December 2012) because the merger was consummated on December 1, 2012.

Historical and pro forma combined financial data including the Stratasys-Objet merger and the MakerBot transaction

Below is unaudited pro forma combined statement of operations data for our company. The columns entitled "Pro Forma including Objet" for the years ended December 31, 2011 and 2012, respectively, give effect to the Stratasys-Objet merger. The columns entitled "Pro Forma including MakerBot" for the year ended December 31, 2012 and the six-month period ended June 30, 2013, give effect to both the Stratasys-Objet merger and the MakerBot transaction. This data has been prepared consistent with Commission Regulation S-X, Article 11. For a more complete presentation of this data and an explanation of the underlying assumptions used in deriving it, please see the unaudited pro forma condensed combined statements of operations that are included in the "Operating Results" section of "Operating and Financial Review and Prospects" in our 2012 Annual Report, condensed combined statements of operations that are included in Exhibit 99.1 of our Report of Foreign Private Issuer on Form 6-K furnished to the Commission on August 8, 2013, and the unaudited pro forma condensed combined statements of operations that are included in Exhibit 99.2 and 99.3 of our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on September 3, 2013 and September 4, 2013, respectively, each of which are incorporated by reference into this prospectus supplement and accompanying prospectus.

	Year ended December 31,			Six months ended June 30,
(in thousands, except per share data) (unaudited)	2011 Pro forma including Objet(1)	2012 Pro forma including Objet(2)	2012 Pro forma including MakerBot(3)	2013 Stratasys Ltd. GAAP	2013 Pro forma including MakerBot(4)

Statement of operations data:
Net sales	$276,990	$359,054	$374,802	$203,692	$231,991
Gross profit	113,039	163,923	163,963	87,779	98,242
Research and development expense	31,934	36,923	42,496	21,126	30,027
Selling, general and administrative expense	104,928	141,232	170,366	85,990	92,070
Operating loss	(23,823)	(14,232)	(48,899)	(19,337)	(23,855)
Net loss	(30,853)	(21,515)	(42,301)	(18,268)	(19,449)
Net loss attributable to Stratasys Ltd.	(30,853)	(21,577)	(42,363)	(18,336)	(19,517)
Net loss per basic and diluted share attributable to Stratasys Ltd.	(0.84)	(0.58)	(1.04)	(0.47)	(0.46)
Weighted average basic and diluted shares outstanding	36,577	36,987	40,909	38,637	42,559

(1)    Gives effect to the Stratasys-Objet merger as if it had been completed on January 1, 2011.

(2)    Gives effect to the Stratasys-Objet merger as if it had been completed on January 1, 2012.

(3)    Gives effect to the Stratasys-Objet merger and the MakerBot transaction as if they had been completed on January 1, 2012.

(4)   Gives effect to the MakerBot transaction as if it had been completed on January 1, 2012.

Key GAAP financial data

The following table summarizes GAAP financial data for Stratasys Ltd. This information has been derived from and should be read in conjunction with our 2012 Annual Report, and the unaudited consolidated statements of operations that are included in Exhibit 99.1 of our Form 6-K furnished to the Commission on August 8, 2013 each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year ended December 31,		Six months ended June 30,
(in thousands, except per share data) (unaudited)	2011 Stratasys Ltd.	2012 Stratasys Ltd.	2013 Stratasys Ltd.

Statement of operations data:
Net sales	$155,894	$215,244	$203,692
Gross profit	82,404	109,911	87,779
Operating income (loss)	29,006	17,122	(19,337)
Net income (loss) attributable to Stratasys Ltd.	20,626	8,491	(18,336)
Net income (loss) per basic share attributable to Stratasys Ltd.	0.98	0.37	(0.47)
Weighted average basic shares outstanding	21,133	22,812	38,637
Net income (loss) per diluted share attributable to Stratasys Ltd.	$0.95	$0.36	$(0.47)
Weighted average diluted shares outstanding	21,653	23,776	38,637

Key pro forma non-GAAP financial data

The following pro forma combined non-GAAP data, which exclude the categories of expenses described below, are non-GAAP financial measures. We believe that these non-GAAP financial measures are useful information for our management, and for investors and shareholders of the company in gauging results of operations (x) on an ongoing basis after the Stratasys-Objet merger and the MakerBot transaction, as the exceptional expenses related to these transactions, and to Objet's proposed initial public offering in 2012, will not recur, and (y) excluding non-cash charges for share-based compensation, amortization of intangible assets, and amortization of the purchase accounting adjustments to fair value of inventory and deferred revenue, which do not reflect actual cash outlays that impact our liquidity or our financial condition, as assessed by management. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses our performance. The limitations of using these non-GAAP financial measures as performance measures are that they provide a view of our results of operations without including all events during a period, such as the effects of merger-related, non-cash compensation and other charges, and may not provide a comparable view of our company's performance to other companies in the industry. The presentation of these non-GAAP measures is not meant to be considered in isolation or as an alternative to any measure of financial performance calculated in accordance with GAAP. A reconciliation of pro forma to pro forma non-GAAP results of operations follows this non-GAAP data.

	Year ended December 31,			Six months ended June 30,
(dollars in thousands, except per share data) (unaudited)	2011 Pro forma non-GAAP including Objet	2012 Pro forma non-GAAP including Objet	2012 Pro forma non-GAAP including MakerBot	2013 non-GAAP Stratasys Ltd.	2013 Pro forma non-GAAP including MakerBot

Non-GAAP Statement of operations data:
Net Sales	$276,990	$359,054	$374,802	$204,906	$233,205
Gross profit	156,369	208,362	214,662	121,026	134,619
Percentage gross profit	56%	58%	57%	59%	58%
Operating income	50,799	74,158	70,082	42,011	46,900
Percentage operating income	18%	21%	19%	21%	20%
Net income attributable to Stratasys Ltd.	37,170	59,588	57,156	36,145	39,078
Net income per basic share attributable to Stratasys Ltd.	1.02	1.61	1.40	0.94	0.92
Weighted average basic shares outstanding	36,577	36,987	40,909	38,637	42,559
Net income per diluted share attributable to Stratasys Ltd.	$0.94	$1.49	$1.28	$0.88	$0.85
Weighted average diluted shares outstanding	39,656	39,970	44,620	41,111	45,761

A reconciliation of pro forma combined and pro forma combined non-GAAP results of operations is as follows:

	Year ended December 31,			Six months ended June 30,
(in thousands, unaudited)	2011 including Objet	2012 including Objet	2012 including MakerBot	2013 Stratasys Ltd.	2013 including MakerBot

Statement of operations data:
Pro forma net sales	$276,990	$359,054	$374,802	$203,692	$231,991
Deferred revenue purchasing price adjustments	—	—	—	1,214	1,214

Pro forma non-GAAP net sales	$276,990	$359,054	$374,802	$204,906	$233,205

Pro forma gross profit	$113,039	$163,923	$163,963	$87,779	$98,242
Deferred revenue and inventory purchase price adjustments	561	471	471	1,214	1,214
Intangible assets amortization expense	40,457	41,038	47,298	30,542	33,672
Non-cash stock-based compensation expense	2,312	2,665	2,665	1,266	1,266
Merger and IPO related expense	—	265	265	225	225

Pro forma non-GAAP gross profit	$156,369	$208,362	$214,662	$121,026	$134,619

Pro forma operating loss	$(23,823)	$(14,232)	$(48,899)	$(19,337)	$(23,855)
Deferred revenue and inventory purchase price adjustments	561	471	471	1,214	1,214
Intangible assets amortization expense	49,780	50,538	66,168	38,428	46,243
Non-cash stock-based compensation expense	23,666	27,854	28,052	10,850	11,104
Merger and IPO related expense	615	9,527	9,527	10,856	7,032
Bonus plan compensation expense	—	—		—	5,162

Pro forma non-GAAP operating income	$50,799	$74,158	$70,082	$42,011	$46,900

Pro forma net loss attributable to Stratasys Ltd.	$(30,853)	$(21,577)	$(42,363)	$(18,336)	$(19,517)
Deferred revenue and inventory purchase price adjustments	561	471	471	1,214	1,214
Intangible assets amortization expense	49,780	50,538	66,168	38,428	46,243
Non-cash stock-based compensation expense	23,666	27,854	28,052	10,850	11,104
Merger and IPO related expense	615	9,527	9,527	10,856	7,032
Bonus plan compensation expense	—	—	14,763	—	5,162
Other	(1,831)	—	—	(64)	(64)
Tax expense related to non-GAAP adjustments	(4,768)	(7,225)	(19,462)	(6,803)	(12,096)

Pro forma non-GAAP net income attributable to Stratasys Ltd.	$37,170	$59,588	$57,156	$36,145	$39,078

Other key data

Our effective tax rate, calculated on the basis of our pro forma non-GAAP financial data, including the Stratasys-Objet merger, was 25.8% for the year ended December 31, 2011. Our effective tax rate, calculated on the basis of our pro forma non-GAAP financial data, including the Stratasys-Objet merger and the MakerBot transaction, was 20.8% and 17.5% for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

The number of systems sold by the company, giving effect to the Stratasys-Objet merger and the MakerBot transaction, were approximately 31,700, 43,200 and 52,000 from inception through December 31, 2011 and 2012 and June 30, 2013, respectively.

Historical financial data for MakerBot

The following table summarizes financial data for MakerBot. We have derived the following summary financial data for the year ended December 31, 2012 from MakerBot's audited financial statements. The summary financial data for the six months ended June 30, 2013 and 2012 have been derived from MakerBot's unaudited interim financial statements. The unaudited interim financial results have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary to fairly reflect MakerBot's financial position as of June 30, 2013, and results of operations for the six months ended June 30, 2013 and 2012. MakerBot's historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with MakerBot's financial statements and related notes incorporated by reference into this prospectus supplement and related prospectus.

	Year ended December 31,	Six months ended June 30,
(in thousands, unaudited)	2012	2012	2013

Statement of operations data:
Net sales	$15,748	$6,156	$28,299
Gross profit	6,578	2,726	13,924
Research and development expense	2,604	918	2,187
Selling, general and administrative expense	7,305	3,009	8,702
Operating income (loss)	(4,274)	(2,144)	3,035
Net income (loss)	(4,264)	(2,128)	2,946

Non-GAAP historical financial data for MakerBot

The following non-GAAP data, which exclude the categories of expenses described below, are non-GAAP financial measures. We believe that these non-GAAP financial measures are useful information for our management, and for investors and shareholders of our company in gauging results of operations (x) on an ongoing basis after the merger, when the exceptional expenses related to the merger will not recur, and (y) excluding non-cash charges for share-based compensation, which do not reflect actual cash outlays that impact our liquidity or our financial condition, as assessed by management. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses our performance. The limitations of using these non-GAAP financial measures as performance measures are that they provide a view of our results of operations without including all events during a period, such as the effects of merger-related and non-cash compensation, and may not provide a comparable view of the

MakerBot's performance to other companies in the industry. The presentation of these non-GAAP measures is not meant to be considered in isolation or as an alternative to any measure of financial performance calculated in accordance with GAAP. A reconciliation of GAAP and non-GAAP results of operations follows this non-GAAP data.

	Year ended December 31,	Six months ended June 30,
(in thousands, unaudited)	2012 Non-GAAP	2012 Non-GAAP	2013 Non-GAAP

Statement of Operations Data:
Net sales(1)	$15,748	$6,156	$28,299
Gross profit(1)	6,578	2,726	13,924
Operating income (loss)	(4,076)	(2,098)	4,889
Net income (loss)	(4,066)	(2,082)	4,800

A reconciliation of MakerBot's GAAP and non-GAAP results of operations is as follows:

	Year ended December 31,	Six months ended June 30,
(in thousands, unaudited)	2012	2012	2013

GAAP operating income (loss)	$(4,274)	$(2,144)	$3,035
Non-cash stock-based compensation expense	198	46	254
Merger related expense	—	—	1,600

Non-GAAP operating income (loss)	$(4,076)	$(2,098)	$4,889

GAAP net income (loss)	$(4,264)	$(2,128)	$2,946
Non-cash stock-based compensation expense	198	46	254
Merger related expense	—	—	1,600

Non-GAAP net income (loss)	$(4,066)	$(2,082)	$4,800

(1)    Non-GAAP financial measures are identical to the GAAP data.

Balance sheet data

The following table presents summary balance sheet data:

•
on an actual basis; and

•
on an as adjusted basis to give effect to the sale of 4,500,000 ordinary shares that we are offering at $93.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2013
(in thousands, unaudited)	Actual	As adjusted

Balance Sheet Data:
Cash and cash equivalents	$148,061	$550,302
Working capital	245,322	647,563
Long-term indebtedness	1,450	1,450
Total assets	1,726,150	2,128,391
Total shareholders' equity	1,570,954	1,973,195

The offering

Issuer	Stratasys Ltd.
Ordinary shares offered by us	4,500,000 shares (or 5,175,000 shares if the underwriters exercise their option to purchase additional shares in full)
Ordinary shares to be outstanding after this offering	43,523,488 shares (or 44,198,488 shares if the underwriters exercise their option to purchase additional shares in full)(1)
NASDAQ symbol	"SSYS"
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $402.2 million (or approximately $462.8 million if the underwriters exercise their option to purchase additional securities in full). We intend to use the net proceeds from this offering for general corporate purposes. See "Reasons for the offer and use of proceeds" in this prospectus supplement.
Risk factors
Your investment in our ordinary shares involves substantial risks. In consultation with your financial and legal advisors, you should carefully consider the matters discussed under the sections entitled "Risk factors" beginning on page S-10 of this prospectus supplement.

(1)    The number of ordinary shares to be outstanding after this offering as shown above is based on 39,023,488 ordinary shares outstanding as of June 30, 2013. Excludes (a) 3,921,660 ordinary shares issued in connection with the MakerBot transaction in August 2013, (b) 3,010,347 ordinary shares that are potentially issuable to former stockholders and employees of MakerBot pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares under the MakerBot merger agreement, (c) 2,874,389 ordinary shares issuable as of June 30, 2013, upon exercise of outstanding options under our share incentive plans, at a weighted average exercise price of $17.74 per share, and (d) 3,753,980 additional ordinary shares reserved for future issuance under our incentive compensation plans. Additionally, ongoing legal actions by former employees may result in the issuance of options exerciseable for ordinary shares. See "Risk factors."

Risk factors

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described below, as well as the risks appearing in the accompanying prospectus and under Item 3.D "Risk Factors" in our 2012 Annual Report, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K. You should consider these risks in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our business and financial condition

We may not be able to introduce new 3D printers, high-performance systems and consumables acceptable to customers or to improve the technology, software or consumables used in our current systems in response to changing technology and end-user needs.

We derive most of our revenues from the sale of additive manufacturing systems and related consumables. The markets in which we operate are subject to rapid and substantial innovation and technological change. A variety of technologies compete against one another for customers, which is, in part, driven by technological advances and end-user requirements and preferences, as well as the emergence of new standards and practices. Our ability to compete in these markets depends, in large part, on our success in enhancing our existing products and developing new additive manufacturing systems and new consumables. We believe that to remain competitive we must continuously enhance and expand the functionality and features of our products and technologies. However, there is a risk that we may not be able to:

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enhance those existing products and technologies;

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develop or acquire new products and technologies that address the increasingly sophisticated and varied needs of prospective end-users, particularly with respect to the physical properties of consumables;

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respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis;

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develop products that are cost-effective or that otherwise gain market acceptance; or

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adequately protect our intellectual property as we develop or acquire new products and technologies.

Even if we successfully enhance our existing systems or create new systems, it is likely that new systems and technologies that we develop will eventually supplant our existing systems or that our competitors will create systems that will replace our systems. As a result, any of our products may be rendered obsolete or uneconomical by our or others' technological advances.

Our operating results and financial condition may fluctuate.

The operating results and financial condition of our company may fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. If our operating results do not meet the expectations of securities analysts or investors, the market price of our ordinary shares will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including those listed below and those identified throughout this "Risk factors" section:

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the degree of market acceptance of our products;

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the mix of products that we sell during any period;

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long sales cycles;

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unforeseen liabilities or difficulties in integrating our acquisitions;

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changes in the amount that that we spend to develop, acquire or license new products, consumables, technologies or businesses;

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changes in the amounts that we spend to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;

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delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;

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development of new competitive systems by others;

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litigation or threats of litigation, including intellectual property claims by third parties;

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changes in accounting rules and tax laws;

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the geographic distribution of our sales;

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our responses to price competition;

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general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing;

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changes in interest rates that affect returns on our cash balances and short-term investments;

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changes in dollar-shekel and dollar-Euro exchange rates that affect the value of our net assets, revenues and expenditures from and/or relating to our activities carried out in those currencies;

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failure of a development partner to continue supporting certain product development efforts it is funding; and

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the level of research and development activities by our company.

Due to all of the foregoing factors, and the other risks discussed in this prospectus supplement, you should not rely on quarter-to-quarter comparisons of our operating results as an indicator of our future performance.

Our operations, particularly in integrating the operations of our constituent companies, could suffer if we are unable to attract and retain key management or other key employees.

Our success depends upon the continued service and performance of our senior management and other key personnel. Our senior executive team is critical to the management of our business and operations, as well as to the development of our strategy. The loss of the services of any members of our senior executive team could delay or prevent the successful implementation of our initial growth strategy, or our initial commercialization of new applications for our systems or other products, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. Members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in the additive fabrication industry, and there can be no assurance that we will be able to retain such personnel.

Our growth and success will also depend on our ability to attract and retain additional highly qualified scientific, technical, sales, managerial and finance personnel. Our employees might experience uncertainty about their future roles with our company, which might adversely affect our ability to retain them. Each of our constituent companies experienced, and we expect to continue to experience, intense competition for qualified personnel. While we intend to continue to provide competitive compensation packages to attract and retain key personnel, some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees for our research and development and manufacturing operations, we may be unable to achieve the synergies expected from the Stratasys-Objet merger or other mergers and acquisitions that we may effect from time to time, or to develop and commercialize new products or new applications for existing products. Furthermore, possible shortages of key personnel, including engineers, in the regions surrounding our Minnesota, New York, New Hampshire or Israeli facilities could require us to pay more to hire and retain key personnel, thereby increasing our costs.

If demand for our products and services does not continue to grow as expected, our revenues may stagnate or decline.

The commercial marketplace for additive manufacturing, which was once dominated by conventional methods that do not involve 3D printing technology, has been undergoing a shift towards 3D printing. This is true with respect to prototype development, and to some extent, with respect to direct digital manufacturing, or DDM, as an alternative to traditional manufacturing. If the commercial marketplace does not continue to transform towards the broader acceptance of 3D printing and DDM as alternatives for prototype development and traditional manufacturing, or if it adopts 3D printing based on a technology other than the technologies that we use, we may not be able to increase or sustain current or future levels of sales of our products and related materials and services, and our results of operations may be adversely affected as a result.

If our product mix shifts too far into lower margin products, our profitability could be reduced.

Sales of certain of our existing products for commercial use have higher margins than others. For instance, our high-end commercial systems and related consumables yield a greater gross margin than our entry-level commercial systems. Furthermore, our desktop 3D printers and related consumables yield a lower gross margin than our entry-level commercial systems. As we continue to ship entry-level commercial systems and, to a greater extent, desktop 3D printers, including as a result of our MakerBot transaction, our sales of those systems have grown, and we expect them to continue to account for a growing percentage of total systems that we sell. Furthermore, some of those sales may displace sales of our other systems. If sales of our entry-level desktop 3D printers have the effect of reducing sales of our higher margin products, or, if for any other reason, our product mix shifts too far into lower margin products, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of those products, our profitability could be reduced.

Declines in the prices of our products may adversely affect our financial results.

Our business is subject to price competition. Such price competition may adversely affect our ability to maintain profitability, especially during periods of decreased demand. If our business is not able to offset price reductions resulting from these pressures by improved operating efficiencies, reduced expenditures and increased sales, then those price reductions would adversely affect our operating results.

The markets in which we participate are competitive. Our failure to compete successfully could cause our revenues and the demand for our products to decline.

We compete for end-users with a wide variety of producers of systems that create models, prototypes, other 3D objects and end-use parts as well as producers of materials and services for these systems, including both additive and subtractive manufacturing methodologies, such as metal extrusion, computer-controlled machining and manual modeling techniques. Our principal competition currently consists of other manufacturers of systems for prototype development and customized manufacturing processes, including 3D Systems Corporation, CMET, EOS Optronics GmbH and EnvisionTEC GmbH, and, with respect to our entry-level desktop 3D printers, companies such as Delta Micro Factory, Affinia, Ultimaker, Printrbot, Leapfrog, Solidoodle, as well as 3D Systems Corporation. We may face additional competition in the future from new entrants into the marketplace, including companies that may have significantly greater resources than we have that may enter de novo or through acquisition or strategic or marketing partnerships with current competitors.

Some of our current and potential competitors have longer operating histories and more extensive name recognition than we have and may also have greater financial, marketing, manufacturing, distribution and other resources than we have. Current and future competitors may be able to respond more quickly to new or emerging technologies and changes in end-user demands and to devote greater resources to the development, promotion and sale of their products than we can. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products at prices comparable to or lower than ours, we may need to decrease the prices of our products in order to remain competitive. We cannot assure you that we will be able to maintain or enhance our current competitive position or continue to compete successfully against current and future sources of competition.

To the extent other companies are successful in developing or marketing consumables for use in our Idea, Design and Production Series systems, our revenues and profits would likely be adversely affected.

We sell a substantial portion of the consumables used in our Idea, Design and Production Series systems. In addition, we attempt to protect against replication of our proprietary consumables through patents and trade secrets and provide that warranties on those systems are valid only if customers use consumables that we certify. However, other companies have successfully developed and sold, and may continue to successfully develop or sell, consumables that are less expensive than our consumables and compatible with our systems, which users of our systems could purchase in place of our proprietary materials. To the extent that our end-users purchase consumables from third parties, we could experience reduced sales of our consumables and could be forced to reduce prices for our proprietary consumable materials, either of which would impair our overall revenues and profitability.

If our relationships with suppliers, especially with single source suppliers of components of our products, were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

We purchase components and sub-assemblies for our systems and raw materials that are used in our consumables from third-party suppliers. While there are several potential suppliers of most of the components and sub-assemblies for our systems, and for most of the raw materials for our consumables, we currently choose to use only one or a limited number of suppliers for several of these components and materials. Our reliance on a single or limited number of vendors involves a number of risks, including:

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potential shortages of some key components;

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product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

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discontinuation of a product on which we rely;

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potential insolvency of these vendors; and

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reduced control over delivery schedules, manufacturing capabilities, quality and costs.

In addition, we require any new supplier to become "qualified" pursuant to our internal procedures. The qualification process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems based on our internal forecasts and the availability of raw materials, assemblies, components and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component or raw material that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, material or compound, we could be required to modify our existing products to accommodate substitute components, material or compounds.

In particular, we rely on a sole supplier, Ricoh Printing Systems America, Inc., or Ricoh, for the printer heads for our PolyJet 3D printers. Under the terms of our agreement with Ricoh, we purchase printer heads and associated electronic components, and receive a non-transferable, non-exclusive right to assemble, use and sell these purchased products under Ricoh's patent rights and trade secrets. Due to the risk of a discontinuation of the supply of Ricoh printer heads and other key components of our products, we maintain excess inventory of those printer heads and other components. However, if our forecasts exceed actual orders, we may hold large inventories of slow-moving or unusable parts or raw materials, which could result in inventory write offs or write downs and have an adverse effect on our cash flow, profitability and results of operations. See "Item 4. Information on the Company—Business Overview—Sources and Availability of Raw Materials—Ricoh Agreement" in our 2012 Annual Report for further discussion of this agreement.

A loss of, or reduction in revenues from, a significant number of our resellers and our independent sales agents would impair our ability to sell our products and services and could reduce our revenues and adversely impact our operating results.

We rely heavily on our network of resellers and independent sales agents to sell our products to end-users in their respective geographic regions. Furthermore, we rely on resellers to service our products. These resellers and sales agents are generally not precluded from selling our competitors' products in addition to ours. In addition, they may not be effective in selling our products or servicing our end-users. Further, if a significant number of these resellers and sales agents were to terminate their relationship with us or otherwise fail or refuse to sell our products, we may not be able to find replacements that are as qualified or as successful. If these resellers and independent sales agents do not perform as anticipated or if we are unable to find qualified and successful replacements, our sales will suffer, which would have a material adverse effect on our revenues and operating results. Additionally, a default by one or more resellers that have a significant receivables balance could have an adverse financial impact on our financial results.

Our business model is predicated in part on building an end-user base that will generate a recurring stream of revenues through the sale of our consumables. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.

Our business model is dependent in part on our ability to maintain and increase sales of our proprietary consumables as they generate recurring revenues. Existing and future end-users of our systems may not purchase our consumables at the same rate at which end-users currently purchase those consumables. In addition, our entry-level systems generally use a lower volume of consumables relative to our higher end systems. If our current and future end-users purchase a lower volume of our consumables, or if our entry level systems represent an increasing percentage of our installed base and use less consumables than our current installed base, our recurring revenue stream relative to our total revenues would be reduced, and our operating results would be adversely affected.

Discontinuation of operations at our manufacturing sites could prevent us from timely filling customer orders and could lead to unforeseen costs for us.

We assemble and test the systems that we sell, and produce consumables for our systems, at single facilities in various locations that are specifically dedicated to separate categories of systems and consumables. Because of our reliance on all of these production facilities, a disruption at any of those facilities could materially damage our ability to supply 3D printers, other systems or consumable materials to the marketplace in a timely manner. Depending on the cause of the disruption, we could also incur significant costs to remedy the disruption and resume product shipments. Accordingly, any such disruption could result in a material adverse effect on our revenue, results of operations and earnings, and could also potentially damage our reputation.

If goodwill or other intangible assets that we have recorded become impaired, we could have to take significant charges against earnings.

In connection with the accounting for the Stratasys-Objet merger, we recorded goodwill of $797 million and other intangible assets of $490 million, reflecting the preliminary estimated fair value of the intangibles of Objet Ltd., consisting of developed technology, customer relationships, in-process research and development, and trade name. In connection with the accounting for the MakerBot transaction, we expect to record goodwill of approximately $369 million and other intangible assets of approximately $169 million, consisting primarily of developed technology, trade name, customer relationships, in-process research and development, and a non-compete agreement. As of June 30, 2013 (which was prior to the consummation of the MakerBot transaction), the book value of all of our goodwill and other intangible assets was approximately $1.3 billion. Under accounting principles generally accepted in the United States of America, or GAAP, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Such impairment may result from one of a number of possible causes, including invalidation of acquired patents, trademarks or other intellectual property or the impairment of other intangible assets due to litigation, obsolescence, competitive factors, lower than expected revenue and operating results or other reasons. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders' equity in future periods.

Global economic, political and social conditions have adversely impacted sales of our constituent companies, and may once again affect us in the future.

The uncertain direction and relative strength of the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect spending behavior of potential end-users of our products and services. The prospects for economic growth in the United States and other countries remain uncertain, and may cause end-users to further delay or reduce technology purchases. In particular, a substantial portion of our sales are made to customers in countries in Europe, which have been and may continue to be affected by a significant economic crisis. These and other macroeconomic factors had an adverse impact on the sales of our products and services in late 2008, 2009 and, to a lesser degree, 2010, leading to reduced revenues from sales in 2009 relative to 2008, and longer sales cycles. While Objet and Stratasys saw an improvement in revenues from sales of their systems and consumables in 2010, 2011 and 2012, and our combined company has continued that positive trend beginning from the Stratasys-Objet merger on December 1, 2012 through the present time, there can be no assurance that such improvement is sustainable particularly if global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions. The global financial crisis affecting the banking system and financial markets has resulted in a tightening of credit markets, lower levels of liquidity in many financial markets, and extreme volatility in many fixed income, credit, currency and equity markets. These conditions may make it more difficult for our end-users to obtain financing.

We face risks that may arise from financial difficulties experienced by our end-users, suppliers and distributors, which may be exacerbated by continued weakness in the global economy, including:

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reduced end-user demand for products and reduced manufacturing activity levels;

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distributors and end-users may be unable to obtain credit financing to finance purchases of 3D printers, 3D production systems, consumables or other products;

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suppliers may be unable to obtain credit financing to finance purchases of sub-assemblies used to build components of products or purchases of raw materials to produce consumables;

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end-users or distributors may face financial difficulties or may become insolvent, which could lead to our inability to obtain payment for our products; and

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key suppliers of raw materials, finished products or components used in our products and consumables may face financial difficulties or may become insolvent, which could lead to disruption in the supply of systems, consumables or spare parts to our end-users.

Our existing and planned international operations currently expose us and will continue to expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

We expect to derive a substantial percentage of our sales from international markets. On a pro forma basis (determined as if the Stratasys-Objet merger had been consummated at the start of 2011), in 2012 and 2011, we derived 49% and 51%, respectively, of our combined sales from countries outside of the United States. On a pro forma basis that includes MakerBot (as if both the Stratasys-Objet merger and MakerBot transaction had been completed at the start of 2012), 48% of our combined sales were derived from outside of the United States during 2012. Accordingly, we face significant operational risks from doing business internationally, including:

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fluctuations in foreign currency exchange rates;

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potentially longer sales and payment cycles;

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potentially greater difficulties in collecting accounts receivable;

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potentially adverse tax consequences;

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reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

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difficulties in staffing and managing foreign operations;

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laws and business practices favoring local competition;

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costs and difficulties of customizing products for foreign countries;

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compliance with a wide variety of complex foreign laws, treaties and regulations;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

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being subject to the laws, regulations and the court systems of many jurisdictions.

Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and adversely affect our operating results.

If we are not successful in completing the integration of our constituent companies from the Stratasys-Objet merger, the benefits of that merger may not be fully realized and the market price of our ordinary shares may be negatively affected.

Since when it was consummated in December 2012, the Stratasys-Objet merger has involved the integration of significant aspects of the operations of companies that had previously operated independently with principal offices in distinct locations and geographically diverse organizations. As a combined company we now have more than 1,500 employees in a total of 12 regional offices around the world. While integration activities have progressed well to date, the ongoing difficulties of coordinating our operations include:

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coordinating geographically separate organizations, including two sets of corporate headquarters on two different continents;

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coordinating sales, distribution and marketing functions, including integration and management of our constituent companies' sales channels;

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consolidating the financial reporting systems of our constituent companies;

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management of a substantially larger organization, with an increased number of employees over large geographic distances; and

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addressing inconsistencies among the companies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with suppliers, distributors, customers and employees.

As a result of these and other factors, we may not successfully complete the integration of the businesses of Stratasys and Objet. Furthermore, we may not realize all of the benefits and synergies of the Stratasys-Objet merger in the timeframe anticipated. It is also possible that such continuing integration and coordination arrangements could lead to the loss of members of our senior executive team, diversion of the attention of management, or the disruption or interruption of, or the loss of momentum in, our ongoing business. Any of these possible outcomes could affect our ability to maintain our research and development, supply, distribution, marketing, customer and other relationships, any of which could adversely affect our business and financial results. The occurrence of such negative results could adversely affect the market price of our ordinary shares.

We have experienced rapid and significant growth in our operations and intend to continue to grow, and if we cannot adequately adapt our infrastructure to this growth, our results of operations will suffer.

We have experienced rapid and significant growth in our operations and intend to continue to grow, both from acquisitions, such as the Stratasys-Object merger and the MakerBot transaction, and organically. The adaptation of our infrastructure to our growth will require, among other things, continued development of our financial and management controls and management information systems, including our ongoing implementation of a unified enterprise resource planning system, management of our sales channel, increased capital expenditures, the ability to attract and retain qualified management personnel and the training of new personnel. We cannot be sure that our infrastructure, systems, procedures, business processes and managerial controls will be adequate to support the rapid and significant growth in our operations. Any delays in, or problems associated with, implementing, or transitioning to, new or enhanced systems, procedures, or controls to accommodate and support the requirements of our business and operations and to effectively and efficiently integrate acquired operations may adversely affect our ability to meet customer requirements, manage our product inventory, and record and report financial and management information on a timely and accurate basis. If we are unable to successfully manage our growth, our results of operations may be adversely affected.

As part of our growth strategy, we may acquire or make investments in other businesses, patents, technologies, products or services, and our failure to do so successfully may adversely affect our competitive position, liquidity, financial results, stock price or shareholder value. In addition, we may be subject to the terms of any financing that we may obtain in connection with our growth strategy.

As part of our growth strategy, we expect to continue to regularly evaluate acquisitions or investments to expand our suite of products and services. Even if we are able to identify a suitable acquisition or investment, we may not be able to consummate any such transaction if we cannot reach an agreement on agreeable terms or if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated. We may also attempt to obtain financing generally to support our growth strategy and may not be successful at obtaining such financing on favorable terms. Our growth could be hampered if we are unable to identify suitable acquisitions and investments, agree on the terms of any such acquisition or investment, and finance any such acquisition or investment.

Our acquisition transactions may not succeed in generating the intended benefits and may, therefore, adversely affect shareholder value or our financial results.

In order to complete additional acquisitions, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, take on new debt, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our balance sheet, results of operations or liquidity. We will also be required to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. We will also be required to record any post-closing goodwill or other long-lived asset impairment charges in the period in which they occur, which could result in a significant charge to our earnings in that period. We could also face unknown liabilities or write-offs.

Furthermore, even if an acquisition or investment is successfully financed and consummated, the integration of a new business or technology, such as MakerBot, into our business may result in unforeseen difficulties and expenditures, including:

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difficulty transitioning customers and other business relationships to our company;

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problems unifying management following a transaction;

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the loss of key employees from our existing or acquired businesses;

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intensified competition from other companies seeking to expand sales during the integration period;

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diversion of management's attention to the assimilation of the technology and personnel of acquired businesses or new product or service lines; and

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difficulties in coordinating geographically disparate organizations and corporate cultures and integrating management personnel with different business backgrounds.

These potential negative effects could prevent us from realizing the benefits of an acquisition transaction such as the MakerBot transaction. In that event, our competitive position, revenues, revenue growth, results of operations and liquidity could be adversely affected, which could, in turn, adversely affect our share price and shareholder value.

Defects in new products or in enhancements to our existing products give rise to product returns or warranty or other claims that could result in material expenses, diversion of management time and attention, and damage to our reputation.

Our systems may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products, claims from distributors, end-users or others, increased end-user service and support costs and warranty claims, damage to our reputation and business, or significant costs to correct the defect or error. We may from time to time become subject to warranty or product liability claims that could lead to significant expenses as we need to compensate affected end-users for costs incurred related to product quality issues.

We may be subject to product liability or other claims in respect of our products, which could result in material expenses, diversion of management time and attention, and damage to our reputation.

The sale and support of our products entail the risk of product liability claims. This risk may be heightened when we sell products into certain markets, such as medical and dental applications. In addition, certain hazardous chemicals used in the manufacture of certain of our products may expose us to a heightened risk of product liability claims. Specifically, those hazardous chemicals fall within three different categories (with several of the chemicals falling within multiple categories): irritants, harmful chemicals and chemicals dangerous for the environment.

In addition, we may be subject to claims that our 3D printers have been, or may be, used to create parts which are not in compliance with legal requirements or that intellectual property posted by third parties on our Thingiverse website infringe the intellectual property rights of others.

Any claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, and damage to our reputation, and could cause us to fail to retain existing end-users or to attract new end-users. Although we maintain product liability insurance, such insurance is subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims, or we may elect to self-insure with respect to certain matters. Costs or payments made in connection with warranty and product liability claims and product recalls or other claims could materially affect our financial condition and results of operations.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company's confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that our affiliated entities or our and our affiliates' respective officers, directors, employees and agents (including distributors of our products) may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010, as well as trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

We own a number of our manufacturing and office facilities, which may limit our ability to move those operations. If we were to move some or all of those operations, we could incur unforeseen charges.

We own buildings in Eden Prairie, Minnesota, which we use to conduct our FDM manufacturing and assembly operations, as well as our manufacturing facility in Kiryat Gat, Israel. Ownership of these buildings and facilities may adversely affect our ability to move some or all of those operations to other locations that may be more favorable. If we were to move any of those operations to other locations, we may have difficulty selling or leasing the property that we vacate. This could result in an impairment charge, which could have a material adverse effect on our results of operations in one or more periods.

If we do not generate sufficient future taxable income, we may be required to recognize deferred tax asset valuation allowances.

The value of our deferred tax assets depends, in part, on our ability to use them to offset taxable income in future years. If we are unable to generate sufficient future taxable income in the U.S. and certain other jurisdictions, or if there are significant changes in tax laws or the tax rates or the period within which the underlying temporary differences become taxable or deductible, we could be required to record valuation allowances against our deferred tax assets. Such allowances would result in an increase in our effective tax rate and have a negative impact on our operating results. If our estimated future taxable income is increased, the valuation allowances for deferred tax assets may be reduced. These changes may also contribute to the volatility of our consolidated financial results.

Default in payment by one or more resellers or customers that have large account receivable balances could adversely impact our results of operations and financial condition.

From time to time, our accounts receivable balances have been concentrated with certain resellers or customers. Default by one or more of these resellers or customers could result in a significant charge against our current reported earnings. We have reviewed our policies that govern credit and collections, and will continue to monitor them in light of current payment status and economic conditions. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify resellers and customers that are credit risks could result in defaults at a time when such resellers or customers have high accounts receivable balances with us. Any such default would result in a significant charge against our earnings and adversely affect our results of operations and financial condition.

We are subject to extensive environmental, health and safety laws and regulations that could have a material adverse effect on our business, financial condition and results of operations.

Our operations use chemicals and produce waste materials. We are subject to extensive environmental, health and safety laws, regulations and permitting requirements in multiple jurisdictions governing, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we could also be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. These or future laws and regulations could potentially require the expenditure of significant amounts for compliance and/or remediation. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liability for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental laws due to the import and export of our products, which could subject us to compliance costs and/or potential liability in the event of non-compliance.

The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act, or TSCA, and the Registration, Evaluation, Authorisation and Restriction of Chemical Substances, or REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.

We are currently subject to a number of lawsuits. These and any future lawsuits to which we become subject may have a material adverse impact on our capitalization, business and results of operations.

We are currently party to two actions by former employees seeking the issuance of options exercisable for our ordinary shares. One action relates to a demand by a former employee, based on an alleged undertaking we had made prior to the Stratasys-Objet merger, that we issue him an option that would allow him to maintain an equity interest of 1.45% in us and reimburse salary reductions he had suffered. This plaintiff has further demanded compensation on account of alleged wrongful termination. This action is currently ongoing and is being litigated in an Israeli labor court.

We have furthermore been sued by four current or former minority shareholders and former directors of our company who demand that we amend the capitalization table of our company such that certain shares previously issued prior to the Stratasys-Objet merger to certain of our shareholders named as defendants would be recognized as being owned by the plaintiffs, with a consequent reduction of the share ownership of the named defendants. The lawsuits, which were brought in an Israeli district court in March 2013, also name as defendants certain of our directors, officers and shareholders who previously held those positions prior to the Stratasys-Objet merger.

In connection with the Stratasys-Objet merger, Stratasys, Inc. was named as a defendant in three purported class action complaints, filed in Minnesota, Delaware and Minnesota, respectively, in which it was alleged that the Stratasys, Inc. directors breached their fiduciary duties owed to Stratasys, Inc. stockholders, and that Stratasys, Inc., as well as Seurat Holdings Inc., a Delaware corporation and our indirect wholly-owned subsidiary, or Holdco, and Oaktree Merger Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco, also as named defendants, knowingly aided and abetted those breaches. We were also named as a defendant in one such action. The complaints sought, among other things, certification of the cases as class actions, an injunction against the consummation of the transaction, a judgment against the defendants for damages, and an award of fees, expenses and costs to plaintiffs and their attorneys. One of the actions has subsequently been voluntarily withdrawn. We and the other defendants have entered into a memorandum of understanding, or MOU, in which the plaintiffs in the other two actions agreed in principle to release and settle all claims against us in connection with the merger agreement. However, if the conditions set forth in the MOU are not satisfied or the courts fail to approve the settlement, the litigation will proceed, in which case we intend to continue to vigorously defend these actions.

We can provide no assurance as to the outcome of these or any future matters or actions, and any such matters or actions may result in judgments against us for significant damages and/or the issuance of options to acquire shares of our capital stock, the exercise of which would result in dilution to our shareholders. Resolution of these matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, current and any future litigation could result in losses, damages and expenses that have a material adverse effect on our business.

We rely on our management information systems for inventory management, distribution, and other key functions. If our information systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business and operating results could be adversely affected.

The efficient operation of our business is dependent on our management information systems. We rely on our management information systems: to, among other things, effectively manage our accounting and financial functions, including maintaining our internal controls; to manage our manufacturing and supply chain processes; and to maintain our research and development data. The failure of our management information systems to perform properly could disrupt our business and product development, which may result in decreased sales, increased overhead costs, excess or obsolete inventory, and product shortages, causing our business and operating results to suffer. Although we take steps to secure our management information systems, including our computer systems, intranet and Internet sites, email and other telecommunications and data networks, the security measures we have implemented may not be effective and our systems may be vulnerable to theft, loss, damage and interruption from a number of potential sources and events, including unauthorized access or security breaches, natural or man-made disasters, cyber attacks, computer viruses, power loss, or other disruptive events. Our reputation, brand, and financial condition could be adversely affected if, as a result of a significant cyber event or otherwise, our operations are disrupted or shut down; our confidential, proprietary information is stolen or disclosed; we incur costs or are required to pay fines in connection with stolen customer, employee, or other confidential information; we must dedicate significant resources to system repairs or increase cyber security protection; or we otherwise incur significant litigation or other costs.

Compliance with disclosure rules regarding "conflict minerals" may require us to incur expenses or modify our products or operations and may also adversely affect the demand for some of our products and our operating results.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, in August 2012 the Commission promulgated final rules regarding disclosure of the use of certain minerals, known as "conflict minerals," which are mined from the Democratic Republic of the Congo and adjoining countries, as well as procedures regarding a manufacturer's efforts to prevent the sourcing of such minerals and metals produced from those minerals. These conflict minerals are commonly referred to as "3TG" and include tin, tantalum, tungsten, and gold. The new rules will require us to engage in due diligence efforts for the 2013 calendar year, with initial disclosures required no later than May 31, 2014, and subsequent disclosures required no later than May 31 of each following year. We expect that we will incur additional costs and expenses, which may be significant, in order to comply with these rules, including for: (i) due diligence to determine whether conflict minerals are necessary to the functionality or production of any of our products and, if so, verify the sources of such conflict minerals; and (ii) any changes that we may desire to make to our products, processes, or sources of supply as a result of such diligence and verification activities. Since our supply chain is complex, ultimately we may not be able to sufficiently verify the origins for any conflict minerals and metals used in our products through the due diligence procedures that we implement, which may adversely affect our reputation with our customers, shareholders, and other stakeholders. In such event, we may also face difficulties in satisfying customers who require that all of our products are certified as conflict mineral free. If we are not able to meet such requirements, customers may choose not to purchase our products, which could adversely affect our sales and the value of portions of our inventory. Further, there may be only a limited number of suppliers offering conflict free minerals and, as a result, we cannot be sure that we will be able to obtain metals, if necessary, from such suppliers in sufficient quantities or at competitive prices. Any one or a combination of these various factors could harm our business, reduce market demand for our products, and adversely affect our profit margins, net sales, and overall financial results.

Risks related to our intellectual property

If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.

We rely on a combination of patent and trademark laws in the United States and other countries, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, end-users and others to maintain our competitive position. In particular, our success depends, in part, on our ability, and the ability of our licensors, to obtain patent protection for our and their products, technologies and inventions, maintain the confidentiality of our and their trade secrets and know-how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our and their proprietary rights.

Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. The laws of certain countries, such as China, do not provide the same level of patent protection as in the United States, so even if we assert our patents or obtain additional patents in China or elsewhere outside of the United States, effective enforcement of such patents may not be available. If our patents do not adequately protect our technology, our competitors may be able to offer additive manufacturing systems, consumables or other products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

As our patents expire, additional competitors using our technology could enter the market, which could offer competitive printers and consumables, require us to reduce our prices for our products and result in lost sales. Competitors' introduction of lower quality products using our technology could also negatively affect the reputation and image of our products in the marketplace.

Some of our patents have expired and others will expire in coming years. Upon expiration of those patents, our competitors may introduce products using the technology previously protected by the expired patents, which products may have lower prices than those of our products. To compete, we may need to reduce our prices for those products, which would adversely affect our revenues, margins and profitability. Additionally, the expiration of our patents could reduce barriers to entry into additive fabrication systems, which could result in the reduction of our sales and earnings potential. If competitors using technology previously protected by our expired patents were to introduce products of inferior quality, our potential customers may view our products negatively, which would have an adverse effect on our image and reputation and on our ability to compete with systems using other additive fabrication technologies.

We may be subject to claims that we are infringing, misappropriating or otherwise violating the intellectual property rights of others.

Our products and technology, including the technology that we license from others, may infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Patent applications in the United States and most other countries are confidential for a period of time until they are published, and the publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, the nature of claims contained in unpublished patent filings around the world is unknown to us, and we cannot be certain that we were the first to conceive inventions covered by our patents or patent applications or that we were the first to file patent applications covering such inventions. Furthermore, it is not possible to know in which countries patent holders may choose to extend their filings under the Patent Cooperation Treaty or other mechanisms. In addition, we may be subject to intellectual property infringement claims from individuals, vendors and other companies, including those that have acquired patents in the fields of 3D printing or consumable production for the sole purpose of asserting claims against us. In addition to patent infringement claims, we may be subject to other intellectual property claims, such as claims that we are infringing trademarks or misappropriating trade secrets. We may also be subject to claims relating to the content on our websites, including third-party content posted on our Thingiverse.com website. Any intellectual property claims, regardless of the merit or resolution of such claims could cause us to incur significant costs in responding to, defending and resolving such claims, and may prohibit or otherwise impair our ability to commercialize new or existing products. Any infringement by us or our licensors of the intellectual property rights of third parties may have a material adverse effect on our business, financial condition and results of operations.

Third-party claims of intellectual property infringement successfully asserted against us may require us to redesign infringing technology or enter into costly settlement or license agreements on terms that are unfavorable to us, prevent us from manufacturing or licensing certain of our products, subject us to injunctions restricting our sale of products and use of infringing technology, cause severe disruptions to our operations or the markets in which we compete, impose costly damage awards or require indemnification of our distributors and end-users. In addition, as a consequence of such claims, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products or developing non-infringing substitute technology. Any of the foregoing developments could seriously harm our business.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

In connection with the enforcement of our intellectual property rights, the acquisition of third-party intellectual property rights or disputes related to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we have been and may in the future be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. We may not prevail in any such dispute or litigation, and an adverse decision in any legal action involving intellectual property rights, including any such action commenced by us, could limit the scope of our intellectual property rights and the value of the related technology.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us, in particular in developing consumables that could be used with our printing systems in place of our proprietary consumables.

We have devoted substantial resources to the development of our technology, trade secrets, know-how and other unregistered proprietary rights. While we enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and confidential information may be willfully or unintentionally disclosed, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent could materially reduce or eliminate any competitive advantage that we may have over such competitor.

This concern could manifest itself in particular with respect to our proprietary consumables that are used with our systems. Portions of our proprietary consumables may not be afforded patent protection. Chemical companies or other producers of raw materials used in our consumables may be able to develop consumables that are compatible to a large extent with our systems, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such consumables are made available to owners of our systems, and are purchased in place of our proprietary consumables, our revenues and profitability would be reduced and we could be forced to reduce prices for our proprietary consumables.

Risks related to operations in Israel

Our Israeli headquarters and manufacturing and other significant operations may be adversely affected by political, economic and military instability in Israel.

One of our dual corporate headquarters, as well as all of our PolyJet-related manufacturing and research and development facilities, and some of our suppliers, are located in central and southern Israel. In addition, many of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the winter of 2008-2009 and again in November 2012, Israel was engaged in armed conflict with Hamas, a militia group and political party that controls the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas where some of our manufacturing facilities are located, and negatively affected business conditions in Israel. Any armed conflicts, terrorist activities or political instability in the region, including related to the recent unrest in Syria, could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, parties with whom we have agreements involving performance in Israel may claim that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements due to the political or security situation in Israel.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by our Israeli operations could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares are governed by our amended and restated articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company's articles of association, increases in a company's authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders' actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and our amended articles may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company's issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company's outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights.

Our amended articles impose an additional barrier towards a merger or acquisition of our company, as they provide that our directors (other than external directors and the unclassified director) are not subject to election for the first two years following the Stratasys-Objet merger (that is, not until our first annual general shareholder meeting following December 1, 2014), such that a potential acquiror cannot replace our board of directors at an annual general shareholder meeting until that time). This could prevent a potential acquiror from receiving board approval for an acquisition proposal that our board opposes.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions.

Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of our company or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Many of our male employees in Israel, including members of our senior management, are obligated to perform one month, and in some cases longer periods, of annual military reserve duty until they reach the age of 45 (or older, for citizens who hold certain positions in the Israeli armed forces reserves), and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists, and some of our Israeli employees have been called up in connection with armed conflicts. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of Israeli employees or of one or more of our key Israeli employees. Such disruption could materially adversely affect our business and operations.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel, the Euro and other non-U.S. currencies may negatively affect the earnings of our operations.

We report our financial results and most of our revenues are recorded in U.S. dollars. However, substantially all of the manufacturing, research and development expenses of our Israeli operations, as well as a portion of the cost of revenues, selling and marketing, and general and administrative expenses of our Israeli operations, are incurred in New Israeli Shekels. As a result, we are exposed to exchange rate risks that may adversely affect our financial results. If the New Israeli Shekel appreciates against the U.S. dollar or if the value of the New Israeli Shekel declines against the U.S. dollar at a time when the rate of inflation in the cost of Israeli goods and services exceeds the rate of decline in the relative value of the New Israeli Shekel, then the U.S. dollar cost of our operations in Israel would increase and our results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar. The Israeli rate of inflation amounted to 1.6%, 2.2% and 2.7% for the years ended December 31, 2012, 2011 and 2010, respectively. If the U.S. dollar cost of our operations in Israel increases, the dollar-measured results of those operations will be adversely affected. Our Israeli operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future. The appreciation (devaluation)

of the New Israeli Shekel in relation to the U.S. dollar amounted to 2.1%, (7.7)% and 6.0% for the years ended December 31, 2012, 2011 and 2010, respectively.

We also have substantial revenues and expenses that are denominated in other non-US currencies (other than the New Israeli Shekel), particularly the Euro and the Japanese yen. Therefore, our operating results and cash flows are also subject to fluctuations due to changes in the relative values of the U.S. dollar and those foreign currencies. These fluctuations could negatively affect our operating results and could cause our revenues and net income or loss to vary from quarter to quarter. Furthermore, to the extent that our revenues increase in regions such as Asia Pacific, where our sales are denominated in U.S. dollars, a strengthening of the dollar against other currencies could make our products less competitive in those foreign markets and collection of receivables more difficult.

From time to time we engage in currency hedging activities. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel or from fluctuations in the relative values of the U.S. dollar and other foreign currencies in which we transact business, and may result in a financial loss, such as Objet experienced in 2011. For further information, please see "Item 5. Operating and Financial Review and Prospects" in our 2012 Annual Report.

Estimating our income tax rate is complex and subject to uncertainty. Our estimates are furthermore based on the assumption that we will continue to receive Israeli government tax benefits in respect of our Israeli operations. If we do not meet several conditions for receipt of those benefits, they may be terminated or reduced in the future, which would impact our income tax rate and increase our costs.

The computation of income tax expense (benefit) is complex because it is based on the laws of numerous taxing jurisdictions and requires significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. Income tax expense (benefit) for interim quarters is based on a forecast of our global tax rate for the year, which includes forward looking financial projections. Such financial projections are based on numerous assumptions, including the expectations of profit and loss by jurisdiction. It is difficult to accurately forecast various items that make up the projections, and such items may be treated as discrete accounting. Examples of items that could cause variability in our income tax rate include our mix of income by jurisdiction, tax deductions for share option expense, the application of transfer pricing rules, and tax audits. Future events, such as changes in our business and the tax law in the jurisdictions where we do business, could also affect our rate.

One important assumption that goes into calculation of our tax rate is the tax benefit that we receive in respect of some of our operations in Israel, referred to as "Approved Enterprises" and "Benefited Enterprises," under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law. Based on an evaluation of the relevant factors under the Investment Law, including the level of foreign (that is, non-Israeli) investment in the company, we have estimated that our effective tax rate to be paid with respect to all Israeli operations under these benefit programs is 7 - 10%, based on the current balance of activity between our Rehovot, Israel and Kiryat Gat, Israel facilities and the available level of benefits under the law. If we do not meet the requirements for maintaining these benefits, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is currently set at 25% for 2013, and 26.5% subsequently. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current "Approved Enterprise" and "Benefited Enterprise" receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which may cause our global tax rate to be materially different than our estimates and could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, via acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs, and that could also adversely affect our global tax rate and our results of operations.

Certain Israeli government grants that we received for certain of our research and development activities in Israel may restrict our ability to transfer manufacturing operations or technology outside of Israel, and failure to satisfy the conditions of those grants with respect to such transfers may require us to pay penalties.

Our Israeli-based research and development efforts were financed in part, in the past, through grants that we received from Israel's Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS. Through 2006, Objet received approximately $1.5 million, which it repaid in its entirety (including interest thereon) by the end of 2007. Notwithstanding the full repayment of these OCS grants, we nevertheless must continue to comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the OCS. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of OCS-supported technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred technology or know-how, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the OCS.

It may be difficult to enforce a U.S. judgment against us and our officers and directors in Israel or the United States, or to serve process on our officers and directors.

We are incorporated in Israel. Most of our executive officers and directors reside outside of the United States, and most of our assets are located outside of the United States. Therefore, a judgment obtained against us or any of our executive officers and directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel.

Risks related to an investment in our ordinary shares

If certain of our shareholders sell a substantial number of our ordinary shares, the market price of our ordinary shares could decline.

We have entered into a Registration Rights and Lock-Up Agreement with shareholders who held more than 90% of our issued and outstanding ordinary shares prior to the Stratasys-Objet merger. The Registration

Rights and Lock-Up Agreement requires us, at the request of the holders of 35% of the then-outstanding registrable securities under that agreement and subject to certain limitations, to register for resale and to list on NASDAQ ordinary shares that they seek to include in the registration. Further, now that we are a "well-known seasoned issuer" for purposes of the U.S. securities laws, we are obligated to register those ordinary shares that may not be freely tradeable by October 2013. If the market perceives that the shares subject to the Registration Rights and Lock-Up Agreement will be sold immediately or in large volumns in the near future, the market price of our ordinary shares could decline.

The existence of these registration rights as well as any sales thereunder may also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through equity offerings.

In addition to the ordinary shares subject to the Registration Rights and Lock-Up Agreement, former MakerBot stockholders and certain MakerBot employees may sell publicly ordinary shares that they have received or may in the future receive in connection with the MakerBot transaction. Under the terms of the MakerBot merger agreement, we issued to the selling shareholders at the closing of the MakerBot transaction on August 15, 2013, 3,921,660 ordinary shares (after withholding certain shares for taxes), which together constituted approximately 9.1% of our issued and outstanding shares as of the closing date (following the issuance thereof) and which may be sold immediately to the public. We may also issue up to an additional 3,010,347 ordinary shares to the selling shareholders in respect of periods through the end of 2014 pursuant to the terms of the MakerBot merger agreement, which may be subsequently resold without restriction (assuming that the registration statement of which this prospectus supplement and the accompanying prospectus form a part then remains in effect). Sales of a significant number of either of those groups of shares in a short period of time could have the effect of depressing the market price of our ordinary shares. Furthermore, the filing of the registration statement of which this prospectus supplement and the accompanying prospectus are a part could, itself, have the effect of depressing the market price of our ordinary shares due to the potential for public sales of a significant number of our ordinary shares.

The market price of our ordinary shares may be subject to fluctuation, regardless of our operating results and financial condition. As a result, our shareholders could incur substantial losses.

The market price of our ordinary shares since the Stratasys-Objet merger and the market price of the common stock of our Stratasys, Inc. subsidiary prior to the Stratasys-Objet merger have been subject to substantial fluctuation. During 2011, the common stock of Stratasys, Inc. traded at prices ranging between $17.88 and $55.66, and, during 2012, at prices ranging between $29.74 and $41.75 (up until the announcement of the merger on April 16, 2012) and between $40.29 and $79.25 (from the announcement of the merger on April 16 until the closing of the merger on December 1). Following the Stratasys-Objet merger, our ordinary shares have traded at prices ranging from $60.20 to $113.49 (through September 12, 2013). It is likely that the price of our ordinary shares will continue to be subject to substantial fluctuation regardless of our operating results or financial condition due to a number of factors, including:

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whether we achieve the perceived benefits of the Stratasys-Objet merger or other mergers or acquisitions as rapidly or to the extent anticipated by financial or industry analysts;

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whether the effects of the Stratasys-Objet merger or other mergers or acquisitions on our business and prospects are consistent with the expectations of financial or industry analysts;

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variations in our and our competitors' results of operations and financial condition;

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market acceptance of our products;

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the mix of products that we sell, and related services that we provide, during any period;

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changes in earnings estimates or recommendations by securities analysts;

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development of new competitive systems and services by others;

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our announcements of technological innovations or new products;

•
delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;

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developments concerning intellectual property rights;

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changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;

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changes in our expenditures to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;

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success or failure of research and development projects of the combined company or its competitors;

•
the general tendency towards volatility in the market prices of shares of technology companies; and

•
general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and result in substantial losses being incurred by our shareholders.

Market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. Such securities litigation could result in substantial costs and divert the resources and attention of our management from our business.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of the ordinary shares could decline.

The trading market for our ordinary shares relies in part on the research and reports that equity research analysts publish about our company and its business. We do not have control over these analysts and do not have commitments from them to write research reports about us. The price of our ordinary shares could decline if one or more equity research analysts downgrades the ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about our company or our business.

Our class A and class B directors are serving for an initial term of two years, and during that period shareholders will be able to remove them, elect directors or otherwise change the composition of the board of directors only under very limited circumstances.

Under our amended and restated articles of association, as amended at our 2013 annual general meeting, or the amended articles, which govern the rights of our shareholders, until December 1, 2014, the second anniversary of the Stratasys-Objet merger, our board of directors is separated into two classes plus one unclassified director. Such two-year period is referred to as the initial term. Four class A directors, including one external director, have been appointed by the former Objet Ltd. board, and four class B directors have been appointed by the former Stratasys, Inc. board. A ninth director, who is also a class B director and an external director, has been appointed by the former Stratasys, Inc. board, subject to the approval of the former Objet Ltd. board. The tenth, unclassified director was elected by our shareholders at our 2013 annual general meeting of shareholders. All class A directors and class B directors will serve as directors during the entire initial term, except for external directors who will serve for terms of three years. The unclassified director will serve until the next annual general meeting of shareholders. Accordingly, during the initial term, our shareholders will elect only the unclassified director at our annual general meeting of shareholders.

During the initial term, a class A or class B director may be removed only either for cause by the unanimous vote of the other directors of his or her class, or under certain other limited circumstances under the Companies Law. The provision of the amended articles establishing the classified board of directors during the initial term can be amended only by the unanimous vote of the directors and the approval of 75% of the voting power of our shareholders. Furthermore, the provision of the amended articles regarding removal of directors may be amended only upon the approval of 75% of the voting power of our shareholders. Accordingly, it is unlikely that holders of our ordinary shares will generally be able to remove any directors or elect any directors, other than the unclassified director or otherwise change the composition of our board of directors during the initial term, even if such holders possess a majority of the voting power of our shareholders.

Certain significant shareholders of our company may exert a degree of control in a manner that conflicts with the interests of other shareholders.

Significant holders of ordinary shares may have interests that are different than or adverse to our other shareholders. Based on public filings with the Commission in February 2013, we believe that our three largest shareholders (after disregarding shareholders whose beneficial ownership covers the same shares beneficially owned by other shareholders owning a higher percentage) held approximately 12.6%, 7.8% and 7.1% of our issued and outstanding ordinary shares on the "as of" dates of those filings. If none of those shareholders have disposed of their shares since that time, their beneficial ownership would represent approximately 9.9%, 6.9% and 6.3% of our issued and outstanding shares as of August 15, 2013. Based on their share ownership and the simple majority vote of shares present in person or by proxy that is sufficient for the approval of most actions at any shareholder meeting, those shareholders may be able to exercise a certain degree of control over certain matters requiring shareholder approval. Those matters include the election of directors (following the expiration of the initial two-year term of the initial directors following the Stratasys-Objet merger), amendment of our articles of association and approval of significant corporate transactions, subject to rules requiring the approval of a special majority among non-interested shareholders in certain situations. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult without the support of those significant shareholders, including transactions in which a non-significant shareholder might otherwise receive a premium for its shares over the then-current market price.

Raising additional capital by issuing securities may cause dilution to our shareholders.

We may need or desire to raise substantial capital in the future. Our future capital requirements will depend on many factors, including, among others:

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the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships;

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our degree of success in capturing a larger portion of additive manufacturing demand;

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the costs of establishing or acquiring sales, marketing and distribution capabilities for our products;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims; and

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the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise funds by issuing equity or convertible debt securities, it will reduce the percentage ownership of our then-existing shareholders, and the holders of such new securities may have rights, preferences or privileges senior to those possessed by our then-existing shareholders.

We do not anticipate paying any cash dividends in the foreseeable future. Therefore, if our share price does not appreciate, our shareholders may not recognize a return, and could potentially suffer a loss, on their investment in our ordinary shares.

We intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be investors' sole source of a return on their investment for the foreseeable future.

Even if we decide to pay dividends on our ordinary shares, we may be restricted from doing so or payment of such dividends may have adverse consequences for our company.

Under the Companies Law, dividends may only be paid out of our profits and other surplus funds (as defined in the Companies Law) as of the end of the most recent year or as accrued over a period of the most recent two years, whichever amount is greater, provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event that we do not meet the profit and surplus funds criteria, we can seek the approval of an Israeli court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Due to the acquisition method of accounting utilized for the Stratasys-Objet merger under GAAP, pursuant to which we were deemed to have acquired Objet's assets, we will incur significant annual amounts of depreciation and amortization expense in respect of those assets (see Note 2 to our consolidated financial statements appearing in our 2012 Annual Report for more information on the method of accounting for the Stratasys-Objet merger). These significant annual expenses under GAAP might reduce or eliminate our profits and surplus funds as determined under the Companies Law, and, hence, may restrict our ability to pay dividends (absent court approval).

In general, the payment of dividends may also be subject to Israeli withholding taxes. In addition, because we receive certain benefits under the Israeli law relating to Approved Enterprises, our payment of dividends (out of tax-exempt income) may subject us to certain Israeli taxes to which we would not otherwise be subject. See "Risks related to our operations in Israel—The government tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs."

We are a foreign private issuer under the rules and regulations of the Commission and are therefore exempt from a number of rules under the Exchange Act and are permitted to file less information with the Commission than a domestic U.S. reporting company, which will reduce the level and amount of disclosure that you receive.

As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the Commission as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act; and are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares. Accordingly, you receive less information about our company than you would receive about a domestic U.S. company, and are afforded less protection under the U.S. federal securities laws than you would be afforded in holding securities of a domestic U.S. company.

As a foreign private issuer, we are also permitted, and have begun, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the NASDAQ Stock Market for domestic U.S. issuers. We have informed NASDAQ that we follow home country practice in Israel with regard to, among other things, composition of our board of directors (whereby a majority of the members of our board of directors need not be "independent directors," as is generally required for domestic U.S. issuers), director nomination procedure and approval of compensation of officers. In addition, we have opted to follow home country law instead of the Listing Rules of the NASDAQ Stock Market that require that a listed company obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on The NASDAQ Global Select Market may provide our shareholders with less protection than they would have as shareholders of a domestic U.S. company.

Our status as a foreign private issuer is subject to an annual review and test, and will be tested again as of June 30, 2014 (the last business day of our second fiscal quarter of 2014). If we lose our status as a foreign private issuer, we will no longer be exempt from such rules. Among other things, beginning on January 1, 2015, we would be required to file periodic reports and financial statements as if we were a company incorporated in the U.S. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as they apply to a foreign private issuer that is listed on a United States exchange for the first time, or if our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our share price may suffer.

We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, which requires a company that is subject to the reporting requirements of the U.S. securities laws to conduct a comprehensive evaluation of its and its subsidiaries' internal controls over financial reporting. To comply with this statute, we are required to document and test our internal control procedures, and beginning with the filing of our Annual Report on Form 20-F for 2013, or the 2013 Annual Report, in 2014, our management will be required to assess and issue a report concerning our internal controls over financial reporting. In addition, our independent registered public accounting firm will be required to issue an opinion on management's assessment of those matters pursuant to Section 404 and that these matters will first be tested in connection with the filing of our 2013 Annual Report with the Commission. With regards to MakerBot's internal controls over financial reporting, we intend to elect the one year exemption available under Section 404 for acquisitions, such that those controls will not be subject to the Section 404 reporting until the filing of our Annual Report on Form 20-F for 2014 with the Commission in 2015.

We need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our management's report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, as our business continues to grow internationally, our internal controls will become more complex and will require significantly more resources and attention to ensure that they remain effective overall. Over the course of testing our internal controls, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

If we are classified as a passive foreign investment company, or PFIC, our U.S. shareholders may suffer adverse tax consequences.

Generally, if for any taxable year, after applying certain look-through rules, 75% or more of our gross income is passive income, or at least 50% of the value of our assets are held for the production of, or produce, passive income, we may be characterized as a PFIC for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. If we are a PFIC, gain realized by a U.S. shareholder on the sale of our ordinary shares may be taxed as ordinary income (rather than as capital gain income), and an interest charge added to the tax. Rules similar to those applicable to the taxation of gains realized on the disposition of our stock would apply to distributions exceeding certain thresholds.

Although we do not believe that we were a PFIC in 2012, we cannot assure you that the IRS will agree with that conclusion or that we will not become a PFIC in 2013 or in a subsequent year. The tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of our future income and the future value of our assets. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares. For a discussion of how we might be characterized as a PFIC and related tax consequences, please see Item 10.E, "Additional Information—Taxation—U.S. Federal Income Tax Considerations—Tax Consequences if We Are a Passive Foreign Investment Company" in our 2012 Annual Report.

Note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and in any free writing prospectus we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement and accompanying prospectus, including documents that we subsequently file with the Commission, including any free writing prospectus we may authorize for use in connection with this offering will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "could," "should," "expect," "anticipate," "intend," "estimate," "believe," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize for use in connection with this offering regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management's current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the date of the accompanying prospectus (with respect to risks described therein), the date of any free writing prospectus we have authorized for use in connection with this offering with respect to statements made therein, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement, especially under "Risk factors," in the accompanying prospectus, and in any free writing prospectus we have authorized for use in connection with this offering, and may be described in additional supplements to the prospectus (if any) under the caption "Risk factors." They are also described in our 2012 Annual Report, including without limitation under the captions "Risk factors" and "Operating and Financial Review and Prospects," and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

Price range of our shares

Since December 3, 2012 (the first trading day after the effective time of the Stratasys-Objet merger), our ordinary shares have traded (and, prior to that time, Stratasys, Inc. common stock was traded) on The NASDAQ Global Select Market under the trading symbol "SSYS." The following table sets forth the high and low closing sales prices of our ordinary shares (and for periods preceding the Stratasys-Objet merger, Stratasys, Inc. common stock) for the fiscal periods indicated below, as reported on The NASDAQ Global Select Market.

	Price range
	High	Low

Six most recent months
September 2013 (through September 12, 2013)	$110.26	$97.79
August 2013	110.04	86.16
July 2013	95.16	84.30
June 2013	86.98	76.51
May 2013	91.30	79.80
April 2013	83.05	68.33
March 2013	74.80	64.26
Two most recent full financial years and subsequent periods, by quarter
Fiscal Year Ending December 31, 2013
July 1, 2013 - September 12, 2013	110.26	84.30
April 1, 2013 - June 30, 2013	91.30	68.33
January 1, 2013 - March 31, 2013	89.69	62.50
Fiscal Year Ended December 31, 2012
October 1, 2012 - December 31, 2012	80.75	54.66
July 1, 2012 - September 30, 2012	71.98	47.39
April 1, 2012 - June 30, 2012	54.49	33.69
January 1, 2012 - March 31, 2012	40.87	30.37
Fiscal Year Ended December 31, 2011
October 1, 2011 - December 31, 2011	31.84	18.00
July 1, 2011 - September 30, 2011	39.34	18.54
April 1, 2011 - June 30, 2011	55.43	30.21
January 1, 2011 - March 31, 2011	49.59	32.50
Five most recent full financial years
2012	80.75	30.37
2011	55.43	18.00
2010	34.46	18.04
2009	18.98	7.77
2008	27.32	9.30

On September 12, 2013, the closing price of our ordinary shares on The NASDAQ Global Select Market was $97.79.

Dividend policy

We have never paid cash dividends on our ordinary shares and do not anticipate that we will pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain our earnings to finance the development of our business. Any future dividend policy will be determined by our board of directors based upon conditions then existing, including our earnings, financial condition, tax position and capital requirements, as well as such economic and other conditions as our board of directors may deem relevant.

Reasons for the offer and use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $402.2 million (or approximately $462.8 million if the underwriters exercise their option to purchase additional shares in full). We will use the net proceeds from the sale of the ordinary shares for general corporate purposes. Such general corporate purposes may include, but are not limited to, financing possible acquisitions, working capital and capital expenditures. In addition, we may use a portion of the proceeds to pay any earnout and performance payments that may become due under the MakerBot merger agreement, if we elect to pay any such earnout or performance payments in cash.

 Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2013:

•
on an actual basis; and

•
on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $402.2 million from the sale of the ordinary shares in this offering (assuming no exercise of the underwriters' option to purchase additional shares) at $93.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us as described under "Reasons for the offer and use of proceeds."

	As of June 30, 2013
(in thousands, other than per share data)	Actual	As adjusted

	(unaudited)	(unaudited)
Cash and cash equivalents	$148,061	$550,302

Long-term indebtedness	1,450	1,450
Shareholders' Equity:
Ordinary shares, NIS 0.01 nominal value per share, 180,000 shares authorized; 39,023 issued and outstanding, actual; 43,523 issued and outstanding, as adjusted(1)	102	115
Additional paid-in capital	1,477,121	1,879,349
Retained earnings	94,167	94,167
Accumulated other comprehensive loss	(593)	(593)

Shareholders' equity attributable to Stratasys Ltd.	1,570,797	1,973,038
Non-controlling interest	157	157

Total shareholders' equity	$1,570,954	$1,973,195

Total capitalization	$1,572,404	$1,974,645

(1)    Excludes (a) 3,921,660 ordinary shares issued in connection with the MakerBot transaction in August 2013, (b) 3,010,347 ordinary shares that are potentially issuable to former stockholders and employees of MakerBot pursuant to earn-out payments, awards under a Performance Bonus Plan and the release of holdback shares under the MakerBot merger agreement, (c) 2,874,389 ordinary shares issuable as of June 30, 2013, upon exercise of outstanding options under our share incentive plans, at a weighted average exercise price of $17.74 per share, and (d) 3,753,980 additional ordinary shares reserved for future issuance under our incentive compensation plans. Additionally, ongoing legal actions by former employees may result in the issuance of options exerciseable for ordinary shares.

Business

Business overview

We are a leading global provider of additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions are sold under eight brands, with products ranging from entry-level desktop 3D printers to systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM, and related services offerings. We also develop, manufacture and sell materials for use with our systems. We believe that the range of more than 130 3D printing consumable materials that we offer is the widest in the industry. Our services offerings include professional services as well as paid parts (provided printed parts).

AM, which is also referred to as 3D printing, is transforming prototype development manufacturing processes and is displacing certain segments of traditional, or subtractive, manufacturing methodologies such as metal extrusion, computer-controlled machining and manual modeling techniques. With respect to product design and prototype development, 3D printing significantly improves the design process, reduces the time required for product development and facilitates creativity, while keeping the entire design process in-house. 3D printing also enables the direct manufacture of parts that are subsequently incorporated into a user's end product. In addition, manufacturers are increasingly using 3D printing systems to produce manufacturing tools and fixtures that aid in their production and assembly processes. While 3D printing has historically been focused on design and manufacturing applications, 3D printing is beginning to show signs of broader adoption with the growth of entry-level desktop 3D printers.

We offer a broad range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary AM technologies and production materials, enhance the ability of designers, engineers and manufacturers to:

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visualize and communicate product ideas and designs;

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verify the form, fit and function of prototypes;

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manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;

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manufacture customized and short-run end-products more efficiently and with greater agility; and

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produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Our product portfolio consists of four series of AM systems and the consumables used in those systems. These series are the MakerBot desktop series, the Idea Series, the Design Series, and the Production Series. Collectively, this portfolio offers a variety of performance options for our customers, depending on their desired application, as well as on the nature and size of the designs, prototypes or end-products they seek to produce. Our wide range of systems allows us to offer our customers systems at a number of different price points, depending on the features that our customers desire.

Our products and services are used in different applications by customers in a broad array of verticals, including aerospace, automotive, dental and jewelry. Our customers range from individuals and smaller businesses to large, global enterprises, and we include a number of Fortune 100 companies amongst our customers.

As of June 30, 2013, on a pro forma basis including sales by MakerBot, we have sold approximately 52,000 systems globally, including approximately 20,000 sold by MakerBot. We benefit from recurring revenues from the sale of resin and plastic consumables and the provision of related services. We provide products and services to our global customer base through our offices in the United States, Germany, Italy, Japan, China, Hong Kong and Israel, as well as through our worldwide network of more than 280 agents and resellers. Additionally, through our MakerBot acquisition, we have added an online sales channel. We have more than 1,500 employees and hold more than 500 granted or pending patents internationally.

Industry overview

Historically, prototype development and customized manufacturing have been performed by traditional methods using metal extrusion, computer-controlled machining and manual modeling techniques, in which blocks of material are carved or milled into specific objects. These subtractive manufacturing methodologies have numerous limitations. They often require specialist technicians and can be time and labor-intensive. The time intensity of traditional modeling can leave little room for design error or subsequent redesign without meaningfully impacting a product's time-to-market and development cost. As a result, prototypes have traditionally been created only at selected milestones late in the design process, which prevents designers from truly visualizing and verifying the design of an object in the preliminary design stage. The inability to iterate a design rapidly hinders collaboration among design team members and other stakeholders and reduces the ability to optimize a design, as time-to-market and optimization become necessary trade-offs in the design process.

AM addresses the inherent limitations of traditional modeling technologies through its combination of functionality, quality, ease of use, speed and cost. AM can be significantly more efficient and effective than traditional model-making techniques for use across the design process, from concept modeling and design review and validation, to fit and function prototyping, pattern making and tooling, to direct manufacturing of repeatable, cost-effective parts, short-run parts and customized end products. Introducing 3D modeling earlier in the design process to evaluate fit, form and function can result in faster time-to-market and lower product development costs.

For customized manufacturing, 3D printers eliminate the need for complex manufacturing set-ups and reduce the cost and lead-time associated with conventional tooling. DDM involves the use of 3D production systems for the direct manufacture of parts that are subsequently incorporated into the user's end product or manufacturing process. DDM is particularly attractive in applications that require short-run or low-volume parts or rapid turn-around, and for which tooling would not be appropriate due to small volumes. DDM also enables the production of objects that have been topologically designed, or designed on the basis of a computerized determination of where to place the key components of the object and how to connect them, a process that is generally unavailable using conventional subtractive manufacturing methodologies.

The first commercial 3D printers were introduced in the early 1990s, and since the early 2000s, 3D printing technology has evolved significantly in terms of price, variety and quality of materials, accuracy, ability to create complex objects, ease of use and suitability for office environments. 3D printing is already replacing traditional prototype development methodologies across various industries such as architecture, automotive, aerospace and defense, electronics, medical, footwear, toys, educational institutions, government and entertainment, underscoring its potential suitability for an even broader range of industries. Additionally, 3D printing has created new applications for model-making in certain new market categories, such as: education, where institutions are increasingly incorporating 3D printing into their engineering and design course programs; dental and orthodontic applications, where 3D printed models are being used as replacements for traditional stone models, implants and surgical guides and for crowns and bridges for casting; and jewelry, where 3D printers are being used to produce custom-designed pieces of jewelry. Furthermore, 3D printing is being used in many industries for the direct digital manufacturing of end-use parts.

Desktop 3D printer usage has shown rapid growth, with the introduction and adoption of affordable entry-level 3D printers and increased availability of content. These entry-level desktop printers are driving substantially increased market adoption. We expect that the adoption of 3D printing will continue to increase over the next several years, in terms of design applications, on the one hand, and DDM applications, on the other hand. We believe that the expansion of the market will be spurred by increased proliferation of 3D content and 3D authoring tools (3D CAD and other simplified 3D authoring tools), as well as increased availability of 3D scanners. We also believe that increased adoption of 3D printing will be facilitated by continued improvements in 3D printing technology and greater affordability of entry-level systems.

Stratasys solutions

Range of solutions

We offer a broad range of systems, consumables and services for additive manufacturing. Our solutions address our customers' needs for 3D printing, including printing systems, consumables, software, paid parts and professional services, and 3D content.

Our solutions allow our end-users to print 3D objects that enhance their ability to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our systems create visual aids for concept modeling and functional prototyping to test fit, form and function, permitting rapid evaluation of product designs. Using presentation models developed with our systems, designers and engineers can typically conduct design reviews and identify potential design flaws and improvements before incurring significant costs due to re-tooling and re-work, allowing them to optimize a design rapidly and cost-effectively.

Our systems also aid in the communication of ideas otherwise communicated in abstract or 2D media. For example, a model produced with our systems may be used as a sales tool, as a model or part display or simply for use in conducting a focus group. It may also be used for collaboration in the product design and manufacturing cycles at multiple locations more quickly, enabling visualization, touch and feel, which can be critical to the product evaluation or sales process.

Our solutions also empower our end-users to engage in DDM via the use of our systems for the quick and efficient direct manufacture of parts that are subsequently incorporated into the user's manufacturing processes or end product. For instance, our solutions enable the production of manufacturing tools, jigs, fixtures, casts and injection molds that aid in the customer's production and assembly process. DDM is also particularly attractive in applications that require short-run or low-volume parts that require rapid turn-around, and for which tooling would not be appropriate due to small volumes, such as dental and jewelry applications. Our solutions also enable the production of objects that generally could not otherwise be manufactured through subtractive manufacturing methodologies.

Range of technologies and differentiating factors

Our solutions are driven by our proprietary technologies, brought together through the combination of our constituent companies, each of which was a leader in the AM industry. We hold more than 500 granted or pending patents internationally, and our AM systems utilize our patented FDM and inkjet-based PolyJet technologies to enable the production of prototypes, tools used for production and manufactured goods directly from 3D CAD files or other 3D content. We believe that our broad range of product and service offerings, sold under eight different brands, is a function of our AM technology leadership.

A key attribute of our FDM-based technology is its ability to use a variety of production grade thermoplastic building materials that feature surface resolution, chemical and heat resistance, color, and mechanical properties necessary for production of functional prototypes and parts for a variety of industries with specific demands and requirements. Use of these materials also enables the production of highly durable end parts as well as objects with soluble cores for the manufacture of hollow parts, the manufacture of which were previously dependent on slower and more expensive subtractive manufacturing technologies.

We believe that this technology is differentiated by a number of factors that make it appropriate for 3D printing and DDM. These factors include:

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the ability to use FDM systems in an office environment due to the absence of hazardous emissions;

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the relative absence of post-production processing;

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minimal material waste;

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better processing and build repeatability;

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ease of use, minimal system set up requirements;

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no need for costly replacement lasers and laser parts; and

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a high degree of precision and reliability.

We believe our 3D inkjet-based Polyjet printing technology is primarily differentiated from other competing technologies in its ability to scale and deliver high-resolution and multi-material printing. Our easy-to-use, high-speed 3D PolyJet printers create high-resolution, smooth surface finish models that have the look, feel and functionality of the final designed product. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical applications. Using our PolyJet Matrix technology, our solutions also offer the only 3D printing systems that deposit two materials simultaneously. This enables users, in a single build process, to print parts and assemblies made of two materials that each retain their distinct mechanical and physical properties. For example, users can print objects with both rigid and flexible portions in a single build. The PolyJet Matrix technology also enables on-demand mixing of a wide variety of resins to create a wide range of pre-defined Digital Materials, which are composite materials with modified physical or mechanical properties that result from the combination of two materials.

Our PolyJet inkjet-based technology is also distinguished by its ability to offer transparent material printing in an office environment system. Transparency is a desired feature in the design and engineering phases of product development and is applicable in automotive, consumer products and consumer electronics. The main applications are lighting components, tubing and piping, package optimization, and fluid analysis.

We also offer Smooth Curvature Printing, or SCP, thermoplastic ink-jetting technology through our SolidScope brand to produce wax-like patterns for lost-wax casting/investment casting and mold making applications. The SCP printer creates solid 3D parts through an additive, layer-by-layer process, using our SCP thermoplastic ink-jetting technology and high-precision milling of each layer. The parts produced are extremely high resolution with very precise details and fine surface finish, making our SCP systems well-suited for DDM.

We offer more than 130 proprietary materials for our 3D printers, which we believe is the widest range of materials in the industry.

Customers

We have a diverse set of customers worldwide, with no single customer or group of affiliated customers nor any individual sales agent or group of affiliated sales agents accounting for more than 10% of our sales in 2012, 2011 or 2010. Our solutions are used across a wide array of applications in a variety of different industries.

Some of the industries that our solutions are used in, and selected related customers, are:

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Aerospace: Boeing, Cessna Aircraft, NASA
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Apparel: Adidas Group, Burton Snowboards, Dolce & Gabbana, Nike
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Automotive: BMW, Ford Motor Company, Hyundai, Harley-Davidson, Honda, Toyota, Volkswagen
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Consumer: Black & Decker, Graco
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Defense: Lockheed Martin, US Army Depots, US Navy Fleet Readiness Center
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Electronics: Dell, Hewlett Packard, Intel, Mitsubishi Electronics, Philips, Pioneer Speaker, Xerox
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Heavy Equipment: Toro
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Manufacturing: General Electric
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Medical: Boston Scientific, Medtronic-Sofamar Danek, St. Jude Medical
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Toys: Hasbro

Additional industries we serve include architecture, dental, educational institutions and jewelry.

Our competitive strengths

We believe that the following are our key competitive strengths:

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Differentiated product offerings with superior model quality.  Our portfolio of 3D printing systems is differentiated through a combination of superior printing qualities, accuracy, print speed, the ability to print a range of materials with varying levels of strength, chemical and heat resistance, color and mechanical properties, the ability to print multiple materials simultaneously and suitability for office environments. Our offering spans the spectrum from entry-level desktop printers to high-end solutions for complex operations. Our FDM-based systems enable highly precise printing of 10 different durable thermoplastic materials, enabling a wide range of DDM applications with little or no post-production processing. Our PolyJet inkjet-based systems jet ultra-thin layers of material that enable significant accuracy, high resolution and smooth finish to printed models. For use with these systems we offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials. We believe we offer the only printing system that utilizes the simultaneous jetting of two materials to enable end-users to print models with both rigid and flexible parts in a single build. Our SolidScape SCP thermoplastic ink-jetting technology offers high-precision milling of each printed layer, enabling extremely high resolution with precise details and fine surface finish.

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Proprietary technology platforms with multidisciplinary technological expertise.  We believe that our proprietary 3D FDM and 3D inkjet-based PolyJet printing engines offer end users the versatility and differentiated features necessary for a wide variety of current and potential applications. We combine our proprietary hardware platforms, featuring widely-deployed inkjet printer heads or easy-to-use extrusion heads with integrated software and more than 130 proprietary materials to develop and produce leading 3D printing systems. This allows us to offer a spectrum of 3D printers and printing systems of varying features, capacities and price points, and to migrate the advanced features of our high-end products to our entry-level products with greater efficiency. Our 3D printing solutions integrate innovations in a wide range of scientific disciplines, such as physics, chemistry, and mechanical and electrical engineering, as well as software development. We have made significant investments in developing and integrating technologies into our hardware platform, software and proprietary consumables. We believe that we have a strong base of technology know-how. Our patent portfolio consists of more than 500 granted or pending patents internationally. We believe that we have a culture of innovation, and we expect to continue to enhance our solutions both to further drive market adoption of 3D printing and to broaden our market reach.

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Large and growing installed base.  Our differentiated offerings have led to a large and growing installed base. As of June 30, 2013, on a pro forma basis including sales by MakerBot, we have sold approximately 52,000 systems globally, including approximately 20,000 sold by MakerBot. The significant installed base has resulted in greater distribution reach and enhanced opportunities for cross selling, given the significantly broadened and complementary product offerings.

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Leading position in desktop 3D printing.  With the recent acquisition of MakerBot, we have expanded our solutions for entry-level 3D printing. We believe that this category is poised for significant growth driven by broader adoption of 3D printing and an increase the in number of applications where 3D printing is used. We believe our installed base, brand awareness and portfolio of solutions in this category positions us well to capitalize on the continued growth of this category.

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Diverse, global customer base.  We have a broad customer base, ranging from global market leading brands to small businesses and professionals and individuals. Our end-users include companies across a wide range of industries and applications, including automotive, aerospace, architecture, consumer products, educational institutions, defense, medical analysis, medical systems, electronics, and heavy equipment. Our clients include: aerospace companies such as Boeing and Cessna; apparel companies such as Burton Snowboards and Dolce & Gabbana; automotive industry participants such as BMW, Ford and Volkswagen; consumer goods companies such as Black & Decker, Dell and Philips; toy companies such as Hasbro and Lego; medical equipment companies such as Boston Scientific and St. Jude Medical; and sporting goods companies such as the Adidas Group and Nike.

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Extensive global reach.  With more than 280 channel partners around the world, we are well-positioned to leverage the extensive geographic reach of our marketing and sales organization to serve customers and grow awareness of 3D printing for RP and DDM. The merger between Stratasys and Objet has already resulted in greater distribution reach and enhanced opportunities for cross selling into our combined company's installed base, given the significantly broadened and complementary product offerings the merger produced. In addition, through the MakerBot transaction we have added an online sales channel.

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Experienced management team.  The combination of Stratasys and Objet has further strengthened our industry experience and our capability to run larger organizations. Additionally, our increased size has allowed us to attract talent with large-company experience. Our management team has a proven track record of leadership and we believe they are well positioned to continue to drive growth in our business.

Our growth strategy

The key elements of our strategy for growth include the following:

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Identifying new vertical applications for our proprietary 3D printing technologies.  We believe that the proliferation of 3D content, advancements in AM technology platforms and the introduction of improved materials will continue to drive growth in 3D printing. We intend to invest in the identification of new applications (especially DDM applications) for which our proprietary printing technologies and materials are appropriate. We also intend to encourage existing and potential customers to identify new applications in part by increasing awareness of the features of our technology and product offerings.

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Driving further adoption through entry-level desktop systems.  We expect to drive market adoption through increased sales of our entry-level systems. These systems are expected to penetrate a broad and largely untapped addressable market, targeting small design teams within large organizations, small and medium-sized businesses and individuals. We expect to leverage our growing Thingiverse community to accelerate adoption. We expect to incorporate certain additional features of our high-end series of printers into our entry-level series over time.

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Leveraging our global reach to expand the customer base and further penetrate existing customers.  We have a network of more than 280 resellers and selling agents around the world and a growing online channel. We will seek to increase the penetration of our existing customer base by enabling customers to streamline purchasing processes and by increasing cross-selling into our installed base. We intend to reach new customers and increase sales to existing customers by providing access to new solutions that address customers' specific needs. As part of this strategy we intend to grow awareness of 3D printing solutions for RP and DDM and to develop industry specific sales channels as part of our effort to commercialize a broader range of new DDM applications. Additionally, we expect to significantly expand our online presence and leverage our retail channel opportunities, such as our position in certain UPS stores.

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Maintaining and extending our technology lead.  Our multidisciplinary technological leadership, as evidenced by our more than 500 granted or pending patents internationally, underpins our proprietary hardware, integrated software and range of more than 130 3D printing materials. We will seek to extend our technological capabilities by continuing to invest in our R&D efforts, which focus on enhancing our 3D PolyJet printing and FDM technologies and developing consumables that offer an even broader array of physical, mechanical and aesthetic properties, thereby broadening user applications. We believe that by enhancing our AM technological capabilities and by developing and introducing new materials for our 3D printing and production systems, we will be able to increase both the size of, and our share of, the 3D printing marketplace.

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Growing through complementary acquisitions.  We intend to selectively pursue acquisitions to expand our product offerings and penetration. Accordingly, we may consider acquisitions and investments in order to effect and accelerate our other growth strategies. Our recent acquisition of MakerBot exemplifies this strategy.

Products and services

Our product portfolio consists of four series of AM systems and the consumables used by those systems. Our product series are the MakerBot desktop series, the Idea Series, the Design Series, and the Production Series. We sell seven different brands across these product series: MakerBot, Mojo, uPrint, Dimension, Objet, Fortus and SolidScape. Collectively, this portfolio of products offers a broad range of performance options for users, depending on their desired application, as well as on the nature and size of the designs, prototypes or end-products they seek to produce. Our products are available at a variety of different price points and include entry-level desktop 3D printers, a range of systems for RP, and large production systems for DDM. We also offer a range of more than 130 3D printing materials. The performance of our different systems varies in terms of capabilities which are related to the following features:

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print speed;

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resolution;

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materials;

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resin cartridge capacity and filament spool size;

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maximum model size, or tray size; and

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duty cycle, or the number of objects that a printer can produce over a given period of time without requiring maintenance.

Our systems also integrate our software and are supported by services that we provide to our customers, both directly and through our reseller channel.

Printing systems

Our AM systems are described below:

MakerBot desktop series:    Our MakerBot desktop series represents our entry-level 3D desktop printers. These printers are affordable, designed for easy, desktop use and are typically used by individuals operating alone or within an enterprise. We acquired MakerBot in August 2013 to enhance our entry-level offerings. The MakerBot portfolio includes the Replicator printer series as well as the recently introduced Digitzer, which is a 3D scanner that allows customers to scan an object and convert it into a digital file that can subsequently be printed.

Idea Series:    The Idea Series includes our lower capacity, entry-level and most affordable set of 3D printers for professional use. This series comprises the MoJo and uPrint product families, both of which are FDM-based. These products are designed for easy, desktop use in an office environment and produce professional grade parts using our ABS line of thermoplastics.

Design Series:    Our Design Series includes the Dimension and Objet brands. The Dimension brand features our FDM technology and the Objet brand features our PolyJet-based technology. The technology available in this series makes it well suited for all aspects of RP, from design visualization and communication to form and fit verification to model building for functional testing. This series also offers a variety of products that provide customers with a broad range of choices of features such as printing capacity, production speed and price. The Dimension product line uses our FDM technology and allows users to create parts in ABSplus plastic. This material enables production of parts with the strength required for true form, fit and functional testing. The Objet branded products include the Connex, Eden and Desktop 3D printers. Connex is our most advanced PolyJet-based printer line featuring the highest capacity and offering the broadest set of features, including the ability to deposit two materials simultaneously while printing.

Production Series:    The Production Series includes our Fortus and SolidScape brands, both of which are typically used for DDM applications. Our Fortus family of products is based on FDM technology and offers large build envelopes and multiple material options. Fortus 3D Production Systems produce accurate, durable prototypes and production-grade parts and end-products using high-performance thermoplastics. These features, together with the Fortus family's differentiated printing and operational features, enable this series to address many applications within the DDM market. Our Fortus systems use InSight software which offers the customer an array of features, ranging from a fully automated build process to one that allows the user to customize each step. We also offer our SolidScape line of 3D printers for DDM applications. This line of products combines patent-protected, SCP thermoplastic ink-jetting technology and high-precision milling of each layer, with our proprietary graphical front-end ModelWorks software. Objects created with these systems feature extremely high pattern resolution and accuracy and are used primarily for jewelry products.

Consumable materials

We sell a broad range of more than 130 materials for use in our 3D printers and production systems. The sale of these materials provides us with a recurring revenue stream from users of our 3D printers and production systems.

The materials we sell are described below:

FDM-based consumable materials

The modeling and support filament used in the FDM-based 3D printers and production systems features a wide variety of production grade thermoplastic materials. We continue to develop filament modeling materials that meet our customers' needs for increased speed, strength, accuracy, surface resolution, chemical and heat resistance, color, and mechanical properties. These materials are processed into our proprietary filament form, which is then utilized by our FDM systems. Our spool-based system has proven to be a significant advantage for our products, because it allows the user to quickly change material by simply mounting the lightweight spool and feeding the desired filament into the FDM devices that are office friendly. Currently, we have a variety of build materials in multiple colors commercially available for use with our FDM technology.

Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application, whether it is a pattern for tooling, a concept model, a functional prototype, a DDM manufacturing tool, or a DDM end use part.

PolyJet-based resin consumables

Our resin consumables, which consist of our PolyJet FullCure family of proprietary acrylic-based photopolymer materials, are designed for use with our PolyJet printing systems and enable users of those products to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the FullCure family is characterized by transparent, colored, or opaque visual properties and flexible, rigid or other physical properties. The FullCure support materials that are used together with FullCure model materials enable the 3D printing of models with a wide array of complex geometries. Our FullCure materials are produced in-house and are specially designed for our printing systems.

We have invested significant research and development efforts in optimizing our FullCure materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined and readily cured upon printing. Our FullCure materials are packaged in cartridges for safe handling and are suitable for use in office environments and can also be machined, drilled, chrome-plated or painted in most cases.

SCP inkjet-based consumable materials

Our SolidScape 3D materials are non-toxic thermoplastic materials featuring excellent lost wax casting qualities, including fast melt out, no ash or residue and no thermal expansion. Currently, we have three modeling materials commercially available for use with our SolidScape technology. These include materials formulated specifically for particular industries, such as a thermalpolyester formula developed to help retail jewelers and manufacturers meet the demand for finished goods using less precious materials and a thermalpolyester material formulated to deliver high casting yields for dental applications.

Integrated software

We offer suites of integrated software with our various AM systems; each is designed to make the process of creating high-quality, highly detailed and accurate models more efficient. Our software supports commonly used 3D file formats and converts three-dimensional CAD databases into the appropriate code to operate our AM systems. Our software also provides a wide range of features, including automatic support generation, part scaling, positioning and nesting, as well as geometric editing capabilities.

Our different software suites are designed for our different AM systems and their different applications. Accordingly, certain software focuses on increasing build speed and improving the design engineer's control and efficiency over the entire build process. Other software suites offer simple "click & build" preparation and print tray editing, and provide easy, accurate job timing estimation and full job control, including queue management. Similarly, we offer software that allows users to make adjustments to 3D printing properties. For example, for our Connex line of 3D printers, our software enables users to change the material mix in the printing process, allowing users to modify quickly the properties of the model being printed.

The software designed for our PolyJet inkjet-based 3D printers enables users to work in parallel and send jobs from any network computer to the server. Jobs enter the queue either according to the parameters configured by the system administrator, or in chronological order. The queue is therefore easily managed, as each user has access to his or her jobs and the administrator can set and adjust parameters and access permissions. In configurations of multiple printing systems on the network, each user automatically receives the parameters of the selected system, such as tray size, loaded materials, and queue status, helping ensure easy, error-free tray setup.

Online Community

Thingiverse.com

Thingiverse is our online community of downloadable digital designs for making physical objects with our MakerBot printing systems. The Thingiverse platform enables users of our MakerBot systems to share and customize their digital designs that can then be printed on MakerBot printers. We believe that Thingiverse is the largest repository of 3D printing content available to consumers. Thingiverse includes more than 70,000 designs available for downloading.

Our services

Support services and warranty

Customer support

Our customer support department provides on-site system installation, basic operation and maintenance training, a full range of maintenance and repair services and remote technical support to users of our products. We provide support to our customers directly and through our resellers, ensuring that support and parts may be readily obtained worldwide. We also offer training to our customers, particularly on our high-performance systems. Our support network consists of the following:

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More than 500 trained, Stratasys-certified engineers providing worldwide, on-site installation, training and support.

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Direct support engineers through our company.

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Indirect support engineers through certified partners, including third-party service organizations or selected resellers who provide support for our uPrint systems.

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Phone and direct on-site support in four languages.

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Service logistics in key regional centers.

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Training facilities and resources in regional centers.

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Computerized management system and knowledge distribution platform to ensure high-quality support for our customers, including secure remote access to a customer service database containing service history and technical documentation to aid in troubleshooting and repairing systems.

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Support, tools and up-to-date information to our direct customer and distribution channels from our product support engineering team.

Our goal is to ensure maximum uptime and productivity for our AM systems. In order to do so, we regularly update the technical documentation related to our systems, offer extensive training courses for operators and promote proactive knowledge sharing designed to help users maximize the value of their equipment and expand the applications for which they employ our 3D printing and production systems.

We offer services on a time and materials basis as well as through a number of post-warranty maintenance contracts with varying levels of support and pricing, as described below under "Extended support programs."

Customer support is represented on cross-functional product development teams within our company to ensure that products are designed for serviceability and to provide our internal design and engineering departments with feedback on field issues. Failure analysis, corrective action, and continuation engineering efforts are driven by data collected in the field. Ongoing customer support initiatives include development of advanced diagnostic and troubleshooting techniques and comprehensive preventative maintenance programs, an expanded training and certification program for technical personnel, and improved communication between the field and the factory.

Basic warranty

Our printing systems are sold with warranties that range from 90 days to one year from installation, depending upon the product line and geographic location. Warranties are generally accompanied by on-site maintenance support. Receipt of maintenance and repair services after the warranty period is subject to the terms of our extended support programs, to the extent purchased by the end-user, as described below.

Extended support programs

Recognizing that our end-users have varying support needs, we offer a range of support programs that enable our end-users to continue to receive maintenance services beyond the initial warranty period. These support programs contain varying degrees of the support services described above and are priced accordingly.

Leasing

In the United States, we offer our customers the option to lease or rent 3D printers and 3D production systems.

RedEye paid-parts service

Our RedEye paid-parts service produces prototypes and end-use parts for customers from a customer-provided CAD file. This allows the customer to benefit from our knowledge base, capitalize on the variety of materials and machine types available through our service center, and take advantage of additional capacity using the latest in proven RP and DDM technologies and processes. Our RedEye on Demand website service, www.redeyeondemand.com, enables our customers to obtain quotes and order parts around the clock, seven days a week.

RedEye also has a relationship with two foreign service bureaus that use our 3D printers, along with other technologies, to produce prototypes. We collect a portion of the revenue generated by these printers.

Marketing, sales and distribution

Marketing

Our marketing strategy is focused on increasing awareness of our brands in order to generate sales and increase customer loyalty. We also focus heavily upon the identification of customer needs. We initiate marketing programs and campaigns to drive lead generation throughout the regions in which we and our resellers and agents operate. We customize our sales pipeline-building activities and programs to industry-specific requirements. This infrastructure allows us to measure and analyze the success of various marketing tactics. Based on our analysis, we create and update our product roadmaps and individual marketing plans to help optimize distribution while helping ensure a smooth process of release, ramp-up and sales.

We use a variety of inbound and outbound marketing methods to reach potential customers. Inbound methods include a variety of online marketing strategies comprising search marketing (for example, Search Engine Optimization and Pay-Per-Click advertising), social media, blogs, syndication, webinars and white papers. Outbound channels include more traditional marketing methods such as press releases, print advertisements, trade magazine articles, direct mail and e-mail, websites, brochures, tradeshows, newsletters, industry associations and referrals. In addition, we have developed domestic and international on-site demonstration capabilities in certain of our regional offices.

Sales distribution methods

Our sales organization sells, distributes and provides follow-up support services with respect to our AM systems and related consumables, through a worldwide sales and marketing infrastructure. We generally use three methods for distribution and support: (i) sales to resellers who purchase and resell our products and through whom follow-up support and maintenance services and replacement parts are provided to end-users; (ii) sales of systems that are arranged by a network of independent sales agents worldwide, pursuant to which we sell directly to end-users, pay commissions to such agents, and directly handle the sale of consumables and provision of follow-up support services; and (iii) direct sales of systems to end-users without the involvement of any intermediaries, for which all aspects of our sales and follow-up services are handled exclusively by our company. In certain instances, the same individual or company can serve as a reseller with respect to certain of our products while acting as an independent sales agent for other products. Our resellers and independent sales agents are overseen by regional managers and operate on a non-exclusive basis, although we believe that most do not sell competing 3D printers or production systems.

Almost all of the reseller and independent sales agent locations that distribute our products have our 3D printing and production systems available for tradeshows, product demonstrations, and other promotional activities. Additionally, many of them enjoy a long-term presence and offer third-party 3D CAD software packages in their respective territories, enabling them to cross-sell our systems to customers who purchase those other products.

In addition to our direct and indirect seller network, we also offer our MakerBot desktop series and related consumables and services through our online, as well as retail, channels.

Geographical structure of sales organization

The sales organization for our 3D printers and production systems and consumables is divided into groups based on the following geographical regions: North America; Europe and Middle East; Asia Pacific; and Latin America. This structure allows us to align our sales and marketing resources with our diverse customer base. Our sales organization in each region provides sales support to the network of independent reseller and sales agent locations throughout the particular region. We also operate sales and service centers in various locations throughout North America and internationally, including: Shanghai, China; Frankfurt, Germany; Genoa, Italy; São Paulo, Brazil; Bangalore, India; Tokyo, Japan; and Hong Kong.

Manufacturing and suppliers

Manufacturing

Our manufacturing process consists of assembling systems using both off-the-shelf and customized components manufactured specifically for us and producing and packaging the consumables products to be used by our systems. Our core competencies include printing systems assembly, systems integration, software installation and resin and filament manufacturing, all of which are done internally at our facilities. We currently operate on a build-to-forecast basis and obtain all parts used in the manufacturing process from either distributors of standard electrical or mechanical parts or custom fabricators of our proprietary designs. Our manufacturers and suppliers are periodically assessed by us based on their on-time performance and quality.

We purchase major component parts for our 3D printing and production systems from various suppliers, subcontractors and other sources, and assemble them in our U.S. and Israeli facilities. Our production floors have been organized using demand-flow techniques, or DFT, in order to achieve efficiency, quality and balance of our production lines. As capacity constraints arise, because of our use of DFT, we can avoid the requirements of reconfiguring our production floor.

Computer-based Material Requirements Planning, or MRP, is used for reordering to better ensure on-time delivery of parts and raw materials. Operators and assemblers are trained on assembly and test procedures including Assembly Requirement Documents, which originate in engineering. In our manufacturing processes, we employ a Quality Management System, or QMS, that meets international quality standards including ISO 9001:2008 and ISO 13485:2003, which relates to medical devices. We also outsource the manufacture of main subassemblies up to fully assembled systems ready for integration.

Our system assembly process includes semi-automated functional tests of key subassemblies. Key functional characteristics are verified through these tests, and the results are stored in a statistical database.

Upon completion of the assembly of our 3D printing and production systems, we perform a complete power up and final quality tests to help ensure the quality of our products before shipment to customers. The final quality tests must be run error-free before the system can be cleared for shipment. We maintain a history log of all products that shows revision level configuration and a complete history during the manufacturing and test process. All identified issues on the system during the manufacturing process are logged, tracked and used to make continuous production process improvements. The commonality of designs among our different product families eases the transition to manufacturing new designs.

Our filament production uses Factory Physics® techniques to manage critical buffers of time, capacity and inventory to ensure product availability. We also use the "5S" method (Sort, Set-in-order, Shine, Standardize and Sustain) as part of our lean manufacturing initiatives to improve organization and efficiency.

Inventory and suppliers

We maintain an inventory of parts to facilitate the timely assembly of products required by our production plan. While most components are available from multiple suppliers, certain components used in our systems and consumables are only available from single or limited sources. In particular, the printer heads for our PolyJet 3D printing systems are supplied by a sole supplier, Ricoh. We consider our single and limited-source suppliers (including the supplier of our inkjet printer heads) to be reliable, but the loss of one of these suppliers could result in the delay of the manufacture and delivery of the relevant components (and, ultimately, of our products). This type of delay could require us to find and re-qualify the component supplied by one or more new vendors. Although we consider our relationships with our suppliers to be good, we continue to develop risk management plans for these critical suppliers. In order to hedge against the risk of a discontinuation of the supply of our inkjet printer heads in particular, we maintain a reasonable supply of excess inventory of printer heads.

Ricoh Agreement

We purchase the printer heads for our inkjet 3D printing systems from Ricoh pursuant to an OEM Purchase and License Agreement with Ricoh, effective as of May 5, 2011, or the Ricoh Agreement. The current Ricoh Agreement replaced our original agreement with Ricoh that had been entered into in June 2000 and amended on various occasions subsequently, and which expired upon the effectiveness of the new Ricoh Agreement.

Under the Ricoh Agreement, we place orders for print heads and associated electronic components, or the Ricoh Products. Together with provision of these items, Ricoh provides us with a non-transferable, non-exclusive right to assemble, use and sell the Ricoh Products under Ricoh's patent rights and trade secrets.

Pricing under the Ricoh Agreement depends on the quantity of Ricoh Products that we purchase during any given month, and to the extent that we commit to a certain annual minimum prior to an upcoming year, we receive a set, discounted price for all Ricoh Products ordered during that upcoming year.

The Ricoh Agreement runs for an initial term of five years and automatically renews for additional one-year periods thereafter unless either party provides the other six months' advance written notice of termination prior to the end of the then-current term. The Ricoh Agreement may be cancelled by either party if (i) the other party substantially breaches any material provision of the agreement and has not cured such breach within 30 days of receipt of written notice thereof, or (ii) upon the occurrence of certain bankruptcy events, and may furthermore be cancelled by Ricoh if we fail to cure a breach of an undisputed payment obligation within thirty (30) days of the breach.

At any time during the term of the Ricoh Agreement, Ricoh may discontinue the manufacture and supply of a print head model, so long as it provides us with at least eighteen (18) months' prior written notice of such discontinuance and honors all of our purchase orders for the subject print head model within the notice period. During the period of five years from the earlier of either the termination of the Ricoh Agreement or the date of discontinuance of the manufacture of Ricoh Products (that is, following the 18-month notice period described in the previous sentence), we are entitled to purchase additional Ricoh Products for the sole purpose of providing replacements for the installed base of Ricoh Products, including one final purchase order that we may place in the final year of such five-year period and that must be filled by Ricoh within twelve months of when it is placed.

The Ricoh Agreement may not be assigned by either party without the other party's prior written consent, which may not be unreasonably withheld.

Research and development

We maintain an ongoing program of research and development, or R&D, to develop new systems and materials and to enhance our existing product lines, as well as to improve and expand the capabilities of our systems and related software and materials. This includes significant technology platform developments for our FDM, PolyJet and DoD technologies, our 3D printing and production systems, including our integrated software, and our family of proprietary acrylic-based photopolymer materials for PolyJet printing and family of proprietary thermoplastic materials for FDM printing. Our research aims to develop improved and more affordable products. Our engineering development efforts also focus on customer requested enhancements, and development of new modeling processes, software and user applications. In particular, we have devoted significant time and resources to the development of a universally compatible and user-friendly software system.

Our R&D department is divided into groups based on scientific disciplines and product lines. We are committed to designing products using the principles of Six Sigma. We continue to standardize our product platforms, leveraging each new design so that it will result in multiple product offerings that are developed faster and at reduced expense.

We invest a significant amount of our resources in R&D, because we believe that superior technology is key to maintaining a leading market position. Our R&D expenses were approximately $21.1 million in the six months ended June 30, 2013, and $19.7 million, $14.4 million and $9.8 million in the years ended December 31, 2012, 2011 and 2010, respectively. On a pro-forma basis for our combined company, R&D expenses were approximately $36.9 million and $31.9 million in 2012 and 2011, respectively, representing 10.3% and 11.5% of our revenues on a pro-forma basis in those years.

Our consumable materials development and production operations are located at our facilities in Eden Prairie, MN, and Kiryat Gat, Israel. We regard the consumable materials formulation and manufacturing process as a trade secret and hold patent claims related to these products. We purchase and formulate raw materials for our consumables production from various polymer resin and thermoplastic materials suppliers with different levels of processing and value-add applied to the raw materials.

Intellectual property

We consider our proprietary technology to be important to the development, manufacture, and sale of our products and seek to protect such technology through a combination of patents, trade secrets, and confidentiality agreements and other contractual arrangements with our employees, consultants, customers and others. All patents and patent applications for rapid prototyping processes and apparatuses associated with our technology were assigned to us by their inventors. We have more than 500 granted or pending patents internationally. The principal granted patents relate to our FDM systems, our PolyJet and PolyJet Matrix technologies, our 3D printing processes and our consumables, with expiration dates ranging from 2013 to 2031.

We are also a party to various licenses and other arrangements that allow us to practice and improve our technology under a broad range of patents, patent applications and other intellectual property, including a cross-license agreement with 3D Systems Corporation under which each party licensed certain patents of the other party, and an assignment of rights to us related to UV polymer-based U.S. patents, which underlie certain technologies that compete with ours.

In addition, we own the registered trademarks "Stratasys," "Objet," "Dimension" "Ecoworks," "Fortus," "FullCure," "RedEye," "SolidScape," "Thing-O-Matic," "Thingiverse," "Botcave," "MakerBot," and "The Replicator" and make use of a number of additional unregistered trademarks, including "Connex," "Eden," "PolyJet," "PolyJet Matrix," "FDM Technology" and "Vero." However, we do not believe that any of our trademarks are material to our competitive position.

We believe that, while our patents provide us with a competitive advantage, our success depends primarily on our marketing, business development, applications know-how and ongoing research and development efforts. Accordingly, we believe that the expiration of any single patent, or the failure of any of single patent application to result in an issued patent, would not be material to our business or financial position. In any event, there can be no assurance that our patents or other intellectual property rights will afford us a meaningful competitive advantage. Please see the risk factor related to the expiration of our patents in "Risk factors."

Competition

Our principal competitors consist of other developers of additive manufacturing systems as well as other companies that use FDM and inkjet-based technologies to compete in additive manufacturing. A variety of additive manufacturing technologies compete with our proprietary technologies, including:

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Stereolithography;
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Selective Laser Sintering;
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Power Binding; and
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Digital Light Projection.

The companies that use these technologies to compete with us include 3D Systems Corporation, CMET, EOS Optronics GmbH and EnvisionTEC GmbH.

These technologies, which compete for additive manufacturing users, possess various competitive advantages and disadvantages relative to one another within the key categories upon which competition centers, including resolution, accuracy, surface quality, variety and properties of the materials they use and produce, capacity, speed, color, transparency, the ability to print multiple materials and others. Due to these multiple categories, end-users usually make purchasing decisions as to which technology to choose based on the characteristics that they value most. This decision is often application specific. The competitive environment that has developed is therefore intense and dynamic, as players often position their technologies to capture demand in various verticals simultaneously.

We are positioned to compete in our industry mainly on the following bases, which we view as competitive strengths:

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material properties of printed objects, such as heat resistance, toughness, brittleness, elongation-to-break and flexibility;

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quality of printed objects measured by, among other things, resolution, accuracy and surface quality;

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multiple production-grade modeling materials;

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reliability of printing systems;

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speed of printing, including a one-step automated modeling process;

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customer service;

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ability to be used in an office environment;

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ease of use; and

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automatic, hands-free support removal.

We offer a wide range of systems with varying features, capacities and price points. We believe that this enables us to compete with the other additive manufacturing technologies for a wide range of customers with a variety of applications and goals for their additive manufacturing.

We also compete with companies that use traditional prototype development and customized manufacturing technologies, and expect future competition to arise from the development of new technologies or techniques.

Seasonality

Historically, our results of operations have been subject to seasonal factors. Stronger demand for our products has occurred in our fourth quarter primarily due to our customers' capital expenditure budget cycles and our sales compensation incentive programs. Our first and third quarters have historically been our weakest quarters for overall unit demand. Although the first quarter has had higher volumes in recent years from the successful introduction of new products, it is typically a slow quarter for capital expenditures in general. The third quarter is typically when we see our largest volume of educational related sales, which normally qualify for special discounts as part of our long-term penetration strategy.

We furthermore experience seasonality within individual fiscal quarters, as a substantial percentage of our system sales often occur within the last month of each fiscal quarter. This trend has the potential to expose our quarterly or annual operating results to the risk of unexpected, decreased revenues in the case of our inability to build systems, consummate sales and recognize the accompanying revenues prior to the end of a given quarter.

Global operations

We have offices in the United States, Israel, Germany, Italy, China, Hong Kong, Japan and India, and organize our operations by geographic region, focusing upon the following key regions: North America; Europe; Asia Pacific; and Latin America. Our products are distributed in each of these regions, as well as in other parts of the world. Our customers are dispersed geographically, and we are not reliant on any single country or region for most of our product sales and services revenues, although 52% of our 2012 sales, on a pro forma basis including Objet and MakerBot were made in North America. A breakdown of our consolidated revenues by geographic markets and by categories of operations (that is, products and services) for the years ended December 31, 2012, 2011 and 2010 is provided in Item 5.A of our 2012 Annual Report, "Operating and Financial Review and Prospects—Operating Results."

In maintaining global operations, our business is exposed to risks inherent in such operations, including currency fluctuations, market conditions, and inflation in the primary locations in which our operating expenditures are incurred. Information on currency exchange risk, market risk, and inflationary risk appears elsewhere in "Risk factors" and in Item 11 of our 2012 Annual Report, "Quantitative and Qualitative Disclosure About Market Risk—Foreign Currency Exchange Risk."

Employees

The total number of our full-time equivalent employees, and the distribution of our employees geographically as of September 1, 2013, were as follows:

Number of full-time equivalent employees by region as of September 1, 2013

Region
North America	992
Europe & Middle East	486
Asia Pacific	101
Latin America	8
Total	1,587

Government regulation

We are subject to various local, state and federal laws, regulations and agencies that affect businesses generally. These include:

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regulations promulgated by federal and state environmental and health agencies;

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foreign environmental regulations, as described under "Environmental matters" immediately below;

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the federal Occupational Safety and Health Administration;

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the U.S. Foreign Corrupt Practices Act;

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laws pertaining to the hiring, treatment, safety and discharge of employees;

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export control regulations for U.S. made products; and

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CE regulations for the European market.

Environmental matters

We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions, the generation, storage, use, management and disposal of hazardous waste; the import, export and registration of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our facilities, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or requirements.

Under such laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations. In particular, in Israel, where we assemble our inkjet-based PolyJet 3D printing systems and manufacture our resin consumables, businesses storing or using certain hazardous materials, including materials necessary for our Israeli manufacturing process, are required, pursuant to the Israeli Dangerous Substances Law 5753-1993, to obtain a toxin permit from the Ministry of Environmental Protection. Our two toxin permits will remain in effect until November 2013 and February 2015, respectively.

In the European marketplace, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment, which aims to prevent waste by encouraging reuse and recycling, and the Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of six hazardous substances in electrical and electronic products. Our products and certain components of such products "put on the market" in the European Union (EU) (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives, including TSCA in the United States and REACH in the EU, governing chemicals. These and similar laws and regulations require the testing and registration of certain chemicals that we use and ship.

Israeli tax considerations and government programs

Tax regulations also have a material impact on our business, particularly in Israel where we are organized and have one of our headquarters. The following is a summary of certain aspects of the current tax structure applicable to companies in Israel, with special reference to its effect on us (and our operations, in particular). The following also contains a discussion of the Israeli government programs benefiting us. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities or the courts will accept the views expressed in this discussion. This discussion does not address all of the Israeli tax provisions that may be relevant to our Company. For a discussion of the Israeli tax consequences related to ownership of our capital stock, please see "Israeli Taxation Considerations" in Item 10.E of our 2012 Annual Report.

General corporate tax structure in Israel

The regular rate of corporate tax to which Israeli companies were subject in 2012 was 25% and remains 25% in 2013. Pursuant to a recent amendment of the Israeli Income Tax Ordinance, the corporate tax rate will be 26.5% commencing on January 1, 2014. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Privileged Enterprise or a Preferred Enterprise, as further discussed below, may be considerably lower. See "Law for the Encouragement of Capital Investments" in this Item below. In addition, commencing in 2010, Israeli companies have been subject to regular corporate tax rate on their capital gains.

Besides being subject to the general corporate tax rules in Israel, we have also, from time to time, applied for and received certain grants and tax benefits from, and participate in, programs sponsored by the Government of Israel, described below.

Law for the encouragement of capital investments

The Law for the Encouragement of Capital Investments, 5719-1959, to which we refer as the Investment Law, provides certain incentives for capital investments in a production facility (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, which may be either an "Approved Enterprise", a "Privileged Enterprise" or a "Preferred Enterprise", is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the location of the facility in which the investment is made or the election of the grantee.

The Investment Law has been amended several times over recent years, with the two most significant changes effective as of April 1, 2005, to which we refer as the 2005 Amendment, and as of January 1, 2011, to which we refer as the 2011 Amendment. Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment, remain in force, but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits instead of the benefits granted in accordance with the provisions of the Investment Law prior to the 2011 Amendment, yet companies entitled to benefits under the Investment Law as in effect up to January 1, 2011, may choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead to forgo such benefits and elect for the benefits of the 2011 Amendment.

The following discussion is a summary of the Investment Law prior to its amendments as well as the relevant changes contained in the new legislations.

  Tax benefits for Approved Enterprises approved before April 1, 2005.

Under the Investment Law prior to its amendment, a company that wished to receive benefits had to receive an approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor, to which we refer as the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

An Approved Enterprise may elect to forgo any entitlement to the grants otherwise available under the Investment Law and, instead, participate in an alternative benefits program. We have chosen to receive the benefits through the alternative benefits program. Under the alternative benefits program, a company's undistributed income derived from an Approved Enterprise will be exempt from corporate tax for a period of between two and ten years from the first year of taxable income, depending upon the geographic location within Israel of the Approved Enterprise. In our case, the period of exemption is two or ten years. The benefits commence on the date in which that taxable income is first earned. Upon expiration of the exemption period, the Approved Enterprise is eligible for the reduced tax rates otherwise applicable under the Investment Law for any remainder of the otherwise applicable benefits period. The benefits period under Approved Enterprise status is limited to 12 years from the year the program commences its operations, or 14 years from the year of the approval as an Approved Enterprise, whichever ends earlier. If a company has more than one Approved Enterprise program or if only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise will not enjoy tax benefits. Our entitlement to the above benefits is subject to fulfillment of certain conditions, according to the law and related regulations.

A company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors' Company, to which we refer as an FIC. An FIC eligible for benefits is essentially a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether or not a company qualifies as an FIC is made on an annual basis. An FIC that has an Approved Enterprise program will be eligible for an extension of the period during which it is entitled to tax benefits under its Approved Enterprise status (so that the benefit periods may be up to ten years) and for further tax benefits if the level of foreign investment exceeds 49%. If a company that has an Approved Enterprise program is a wholly owned subsidiary of another company, then the percentage of foreign investments is determined based on the percentage of foreign investment in the parent company.

The tax rates and related levels of foreign investments with respect to an FIC that has an Approved Enterprise program are set forth in the following table:

Percentage of non-Israeli ownership	Tax rate

Over 25% but less than 49%	25%
49% or more but less than 74%	20%
74% or more but less than 90%	15%
90% or more	10%

A company that has elected to participate in the alternative benefits program and that subsequently pays a dividend out of the income derived from the portion of its facilities that have been granted Approved Enterprise status during the tax exemption period will be required to recapture the deferred corporate income tax applicable to the amount distributed (grossed up to reflect such tax) at the rate that would have been applicable had such income not been tax-exempted under the alternative route. This rate generally ranges from 10% to 25%, depending on the extent to which non-Israeli shareholders hold such company's shares.

In addition, dividends paid out of income generated by an Approved Enterprise (or out of dividends received from a company whose income is generated by an Approved Enterprise) are generally subject to withholding tax at the rate of 15% (or 20% with respect to dividends to be distributed on January 1, 2014 and subject to certain conditions), or at the lower rate provided under an applicable tax treaty. Such tax rate is limited to dividends and distributions out of income derived during the benefits period and actually paid at any time up to 12 years thereafter. After this period, the withholding tax is applied at a rate of up to 30%, or at the lower rate under an applicable tax treaty. In the case of an FIC, the 12-year limitation on reduced withholding tax on dividends does not apply.

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. This benefit is an incentive granted by the Israeli government regardless of whether the alternative benefits program is elected.

The benefits available to an Approved Enterprise are subject to the continued satisfaction of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval, as described above. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, together with consumer price index linkage adjustment and interest.

We have received the requisite approval, including a final approval, for all of our Approved Enterprise investment programs, in accordance with the Investment Law. The above-described benefits that accompany these investment programs and our Privileged Enterprise investment programs (for which accompanying benefits are described below) have had the effect, both historically and in 2012, of reducing Objet's effective consolidated tax rates considerably lower than the statutory Israeli corporate tax rate of 25% in 2012. In 2012, Objet's effective consolidated tax rate was 8.7% (after excluding the impact of acquisition related costs and purchase price accounting adjustments related to the merger). We expect that our effective consolidated tax rate for 2013 and thereafter will also be reduced due to these investment programs

  Tax benefits under the 2005 Amendment that became effective on April 1, 2005.

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, and does not apply to investment programs approved prior to December 31, 2004. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment came into effect will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. However, the 2005 Amendment limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise's income will be derived from export.

An enterprise that qualifies under the new provisions is referred to as a "Privileged Enterprise", rather than "Approved Enterprise". The 2005 Amendment provides that the approval of the Investment Center is required only for Approved Enterprises that receive cash grants. As a result, a company is no longer required to obtain the advance approval of the Investment Center in order to receive tax benefits. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the 2005 Amendment. A company that has a Privileged Enterprise may, at its discretion, approach the Israeli Tax Authority for a pre-ruling confirming that it is in compliance with the provisions of the Investment Law.

Tax benefits are available under the 2005 Amendment to production facilities (or other eligible facilities) that derive more than 25% of their business income from export to specific markets with a population of at least 12 million. In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all the conditions that are set out in the amendment for tax benefits and which exceeds a minimum amount specified in the Investment Law. Such investment entitles a company to a Privileged Enterprise status with respect to the investment, and may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the Privileged Enterprise. Where a company requests to have the tax benefits apply to an expansion of existing facilities, only the expansion will be considered to be a Privileged Enterprise and the company's effective tax rate will be the weighted average of the applicable rates. In such case, the minimum investment required in order to qualify as a Privileged Enterprise must exceed a certain percentage of the value of the company's production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Privileged Enterprise is determined, among other things, by the geographic location of the Privileged Enterprise. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Privileged Enterprise within Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the benefit period, depending on the level of foreign investment in the company in each year, as explained above.

Dividends paid out of income derived by a Privileged Enterprise will be treated similarly to payment of dividends by an Approved Enterprise under the alternative benefits program. Therefore, dividends paid out of income derived by a Privileged Enterprise (or out of dividends received from a company whose income is derived from a Privileged Enterprise) are generally subject to withholding tax at the rate of 15% (or 20% with respect to dividends to be distributed on January 1, 2014 and subject to certain conditions) or such lower rate as may be provided in an applicable tax treaty. The reduced rate of 15% or 20%, as applicable, is limited to dividends and distributions out of income derived from a Privileged Enterprise during the benefits period and actually paid at any time up to 12 years thereafter except with respect to an FIC, in which case the 12-year limit does not apply.

Furthermore, a company qualifying for tax benefits under the 2005 Amendment, which pays a dividend out of income derived by its Privileged Enterprise during the tax exemption period, will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, or lower in the case of an FIC, which is at least 49% owned by non-Israeli residents.

The benefits available to a Privileged Enterprise are subject to the continued satisfaction of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, together with consumer price index linkage adjustment and interest, or other monetary penalty.

Pursuant to a recent amendment to the Investments Law, which became effective on November 12, 2012, a company that elects by November 11, 2013 to pay a reduced corporate tax rate as set forth in that amendment (rather than the regular corporate tax rate applicable to Approved or Privileged Enterprise income) with respect to undistributed exempt income accumulated by the company until December 31, 2011 will be entitled to distribute a dividend from such income without being required to pay additional corporate tax with respect to such dividend. A company that has so elected must make certain qualified investments in Israel over the five-year period commencing in 2013. A company that has elected to apply the amendment cannot withdraw from its election. If we elect to take advantage of the amendment, we will be required to pay up to approximately $2.4 million as a one-time payment. We have not yet decided whether to make such an election.

As of December 31, 2012, we had accumulated tax-exempt income of approximately $55.0 million that is attributable to our various Approved and Privileged Enterprise programs. If such tax exempt income were to be distributed, it would be taxed at the reduced corporate tax rate applicable to such income, which would have amounted to approximately $5.5 million of tax liability as of December 31, 2012.

  Tax benefits under the 2011 amendment that became effective on January 1, 2011.

The 2011 Amendment cancels the availability of the benefits granted in accordance with the provisions of the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a

"Preferred Company" through its Preferred Enterprise (as such term is defined in the Investment Law) effective as of January 1, 2011 and onward. A Preferred Company is defined as either (i) a company organized in Israel and not fully owned by a governmental entity or (ii) a limited partnership that: (a) was registered under the Partnerships Ordinance; (b) all of its limited partners are companies incorporated in Israel, but not all of them are governmental entities, which, among other things, has Preferred Enterprise status and are controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate flat tax rate of 15% with respect to its preferred income derived by its Preferred Enterprise in 2011-2012, unless the Preferred Enterprise is located in a certain development zone, in which case the rate will be 10%. Such corporate tax rate will be reduced to 12.5% and 7%, in 2013 and to 16% and 9% in 2014 and thereafter. Income derived by a Preferred Company from a 'Special Preferred Enterprise' (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or to 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 15% (or 20% with respect to dividends to be distributed on January 1, 2014 and subject to certain conditions) or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax will be withheld (however, if the proceeds from such dividends are thereafter distributed to an individual or a non-Israeli company, a withholding of 15% (or 20% with respect to dividends to be distributed as of January 1, 2014 and subject to certain conditions) or such lower rate as may be provided in an applicable tax treaty, will apply).

The 2011 Amendment also provided transitional provisions to address companies already enjoying current benefits. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income derived as of January 1, 2011:

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Terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, that chose to receive grants, and certain tax benefits before the 2011 Amendment came into effect, will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met.

•
Terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, that had participated in an alternative benefits program, before the 2011 Amendment came into effect will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met.

•
A Privileged Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

We have examined the possible effect, if any, of these provisions of the 2011 Amendment on our financial statements and have decided, at this time, not to opt to apply the new benefits under the 2011 Amendment.

Management

Directors and senior management

The following table lists the names and ages of our current directors, as well as the names, ages and positions of the current members of our senior management, as of September 9, 2013.

Name	Age	Position

S. Scott Crump	60	Chairman of the Board of Directors and Chief Innovation Officer
Elchanan Jaglom	72	Chairman of the Executive Committee and Director
David Reis	52	Chief Executive Officer and Director
Edward J. Fierko	72	Director
Ilan Levin	47	Director
John J. McEleney	51	Director
Clifford H. Schwieter	65	Director
Ziva Patir	63	Director
Eyal Desheh	61	External Director
Victor Leventhal	69	External Director
Erez Simha	50	Chief Financial Officer and Chief Operating Officer (Israel)

U.S. federal income tax considerations

The discussion below describes the material U.S. federal income tax consequences to a U.S. holder from the purchase, ownership and disposition of ordinary shares. A U.S. holder for this purpose is a beneficial owner of ordinary shares that is:

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an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States or of any state or the District of Columbia;

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an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is not a comprehensive description of all of the tax considerations that may be relevant to each person's decision to purchase, hold or dispose of ordinary shares. This summary considers only U.S. holders that purchase our ordinary shares in the offering and hold such ordinary shares as capital assets.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, to which we refer as the Code, current and proposed Treasury regulations, and administrative and judicial decisions as of the date of this prospectus supplement, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular shareholder based on the shareholder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to U.S. holders that are subject to special treatment, including U.S. holders that:

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are broker-dealers or insurance companies;

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have elected mark-to-market accounting;

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are tax-exempt organizations;

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are financial institutions or financial services entities;

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are partnerships or other entities treated as partnerships for U.S. federal income tax purposes or partners thereof or members therein, S corporations or other pass-through entities, including hybrid entities;

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hold ordinary shares as part of a securities lending transaction, straddle, hedge, conversion or other integrated or risk-reduction transaction with other investments;

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own directly, indirectly or by attribution at least 10% of our voting power; or

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have a functional currency that is not the U.S. dollar.

In addition, this discussion does not address any U.S. federal non-income tax consequences, any aspect of state, local or non-U.S. tax laws, or the possible application of the U.S. federal estate or gift tax or any state inheritance, estate or gift tax.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our ordinary shares.

Taxation of dividends paid on ordinary shares

Subject to the discussion below under "Tax Consequences if we are a passive foreign investment company," a U.S. holder will be required to include in gross income as a dividend the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, on the date the distribution is received, to the extent the distribution does not exceed of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of earnings and profits will be applied against and will reduce, on a share-by-share basis, the U.S. holder's basis in the ordinary shares and, to the extent in excess of that basis, will be treated as gain from the sale or exchange of ordinary shares.

If we are not a PFIC in the year in which a dividend is paid and any preceeding year, and subject to certain limitations, including minimum holding period requirements, dividend paid to non-corporate U.S. holders may be "qualified dividend income" taxable at a current rate of 20%. Dividends that fail to meet the requirements for treatment as qualified dividend income, and dividends taxable to corporate U.S. holders, are taxed at ordinary income rates. In addition, under the Patient Protection and Affordable Care Act, certain taxpayers must pay an additional 3.8 percent tax on dividend income to the extent certain threshold amounts of income are exceeded. See "New Tax on investment income" below.

The amount of a distribution paid to a U.S. holder in a foreign currency will be the U.S. dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder receives the distribution. A U.S. holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars after receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

Dividends on our ordinary shares will be foreign source passive income (or in some cases, general category income) for U.S. foreign tax credit purposes. U.S. holders will have the option of claiming the amount of any Israeli income taxes withheld at source either as a deduction from gross income or as a credit against their U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder.

Taxation of the disposition of ordinary shares

Subject to the discussion below under "Tax Consequences if We Are a Passive Foreign Investment Company," upon the sale, exchange or other taxable disposition of our ordinary shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's basis in the ordinary shares, which is usually the cost to the U.S. holder of the shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain and is eligible for a reduced rate of taxation in the case of non-corporate taxpayers. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. holder on the sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

Tax consequences if we are a passive foreign investment company

We will be a passive foreign investment company, or "PFIC," if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any corporation in which we are considered to own 25% or more of the shares by value (subject to certain exceptions in the case of a U.S.

corporation), is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, ordinarily determined based on the quarter-end average fair market value of our assets over the taxable year and including the pro rata share of the assets of any corporation in which we are considered to own 25% or more of the shares by value (subject to certain exceptions in the case of a U.S. corporation), produce or are held for the production of passive income.

If we were a PFIC at any time during which the U.S. holder holds our ordinary shares, and a U.S. holder did not make, as described below, a timely election either to treat us as a qualified electing fund or, if the election is available, to mark our shares to market, any excess distributions we pay to a U.S. holder would be taxed in a special way described below. Excess distributions are amounts paid on shares in a PFIC in any taxable year that exceed 125% of the average distributions paid on those shares in the shorter of:

•
the three previous years; and

•
the U.S. holder's holding period for ordinary shares before the taxable year of the distribution.

Excess distributions must be allocated ratably to each day that a U.S. holder has held our ordinary shares. A U.S. holder would then be required to include in gross income for the current taxable year, the amounts allocated to the current taxable year and to each year prior to the first year in the U.S. holder's holding period in which we were a PFIC. Further, a U.S. holder would be required to pay tax on amounts allocated to each other taxable year at the highest rate in effect for that year on ordinary income, and the tax for each such year would be subject to an interest charge at the rate applicable to deficiencies for income tax.

The entire amount of gain realized or treated as realized by a U.S. holder upon the sale or other disposition of ordinary shares (generally whether or not the disposition is a taxable transaction) will also be treated as an excess distribution and will be subject to tax as described in the preceding paragraph.

The special PFIC rules described above will not apply to a U.S. holder if that U.S. holder makes an election to treat us as a qualified electing fund, to which we refer as a QEF, in the first taxable year in which the U.S. holder owns ordinary shares, provided we comply with specified reporting requirements. Instead, a U.S. holder who has made such a QEF election is required for each taxable year in which we are a PFIC to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, subject to a separate election to defer payment of the related tax. If deferred, the taxes will be subject to an interest charge. We would supply U.S. holders with the information needed to report income and gain under a QEF election for any taxable year during which we determined that we were classified as a PFIC (and any subsequent taxable year). A U.S. holder may make a QEF election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return and by filing a copy of the form with the IRS Service Center in Philadelphia, Pennsylvania.

A U.S. holder of PFIC shares that are publicly traded may elect to mark the stock to market annually, recognizing as ordinary income or loss each year in which the company meets the PFIC gross income test or PFIC asset test, an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. holder's adjusted tax basis in the PFIC shares. Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. holder under the election for prior taxable years. Gain or loss recognized from the sale or exchange of ordinary shares would gnerally be ordinary income or loss unless we do not meet the PFIC gross income or PFIC asset test in the year of sale in which case the gain or loss recognized would be a capital gain or loss. If a mark-to-market election is made, then the excess distribution rules described above would not apply for periods covered by the election.

The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect our ordinary shares will continue to be listed on the NASDAQ and, accordingly, provided the ordinary shares are regularly traded, a U.S. holder would be entitled to make the mark-to-market election if we are a PFIC.

We do not believe that we are a PFIC or that we will become a PFIC in the future. However, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. U.S. holders who purchase and hold ordinary shares during a period when we are a PFIC will generally be subject to these rules, even if we cease to be a PFIC in later years, subject to certain limited exceptions.

New tax on investment income

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from the tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. holder's net investment income generally will include its dividends on our ordinary shares and net gains from dispositions of our ordinary shares, unless those dividends or gains are derived in the ordinary course of the conduct of trade or business (other than trade or business that consists of certain passive or trading activities). Net investment income, however, may be reduced by deductions properly allocable to that income. A U.S. holder that is an individual, estate or trust is urged to consult its tax adviser regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Information reporting and backup withholding

U.S. holders generally are subject to information reporting requirements for dividends and sales proceeds paid in the United States or through certain U.S.-related financial intermediaries on ordinary shares. Dividends and sales proceeds paid in the United States to a U.S. holder on ordinary shares are subject to backup withholding unless the U.S. holder provides the applicable IRS Form W-9 or establishes an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. or non-U.S. holder's U.S. federal income tax liability, and a taxpayer generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the taxpayer's U.S. federal income tax liability by filing a refund claim with the IRS, provided in each case that required information is furnished to the IRS.

Underwriting

We are offering the ordinary shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ordinary shares listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC	2,475,000
Piper Jaffray & Co.	675,000
Morgan Stanley & Co. LLC	562,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	562,500
Needham & Company LLC	225,000

Total	4,500,000

The underwriters are committed to purchase all the ordinary shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.953 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.651 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 675,000 additional ordinary shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional ordinary shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us per ordinary share. The underwriting fee is $3.255 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$3.255	$3.255
Total	$14,647,500	$16,844,625

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.6 million.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 75 days after the date of this prospectus supplement, other than the ordinary shares to be sold hereunder any ordinary shares issued upon the exercise of options granted under our equity incentive plans, the grant or issuance by us of equity awards in the ordinary course of business under our equity incentive plans, the issuance of shares by us in connection with the MakerBot transaction, the issuance of shares in connection with acquisitions by us or in connection with joint ventures, commercial relationships, or other strategic transactions, provided that in the case of acquisitions, joint ventures, commercial relationships, or other strategic transactions the number of shares does not exceed 10% of our ordinary shares outstanding after this offering and the party or parties acquiring the shares enters into a lock-up agreement similar to those entered into by our directors, Chief Executive Officer and Chief Financial Officer as described below.

Our directors, Chief Executive Officer and Chief Financial Officer have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares, in each case without the prior written consent of J.P. Morgan Securities LLC, other than (i) the exercise of any equity award to acquire ordinary shares, conversion of any convertible security into ordinary shares or the transfer to us of ordinary shares withheld for tax purposes in connection with the vesting and distribution to the holder of ordinary shares, (ii) transfers of ordinary shares or other of our securities as a bona fide gift or gifts, (iii) transactions relating to securities acquired in open market transactions after the completion of this offering, (iv) transfers of ordinary shares or any security convertible into ordinary shares to the holder's spouse, domestic partner, child or grandchild, other than to minors and persons incapacitated as a matter of law, (v) transfers of ordinary shares or any security convertible into ordinary shares to any of the family members described in clause (iv) by will, bequeath or intestate succession or to a trust (in each case not for value), the beneficiaries of which are exclusively the undersigned or members of the undersigned's family described in clause (iv), (vi) transfers of ordinary shares without consideration to entities which control, are controlled by, or are under common control with the holder, (vii) distributions of ordinary shares to members, partners or shareholders of the holder without consideration, and (viii) securities to be sold pursuant to any contract, instruction or plan that satisfies requirements of Rule 10b5-1 under the Exchange Act established prior to the date of the lock-up agreement, provided that in the case of any transfer or distribution pursuant to clause (ii) or (iv) through (vii) each donee, transferee or distributee executes and delivers a similar lock-up agreement and in the case of clauses (ii) through (vii) no filing on the part of any party is required or voluntarily made in connection with such transfer or distribution.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed on The NASDAQ Global Select Market under the symbol "SSYS".

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our ordinary shares on The NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the ordinary shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

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to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

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to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

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in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

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a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

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to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

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where no consideration is or will be given for the transfer;

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where the transfer is by operation of law;

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as specified in Section 276(7) of the SFA; or

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as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Expenses

The following table sets forth our estimated expenses in connection with the offering described in this prospectus supplement.

SEC registration fee	$67,000
Nasdaq additional listing fee	5,000
FINRA Filing Fee	225,500
Printing fees	100,000
Legal fees and expenses	800,000
Accounting fees and expenses	350,000
Transfer agent fees and expenses	5,000
Miscellaneous expenses	59,500

Total	$1,612,000

Legal matters

The validity of the ordinary shares being offered hereby has been passed upon for us by Meitar Liquornik Geva Leshem Tal, Law Offices, Ramat-Gan, Israel. A trust for the benefit of partners in Meitar Liquornik Geva Leshem Tal holds options to purchase 12,259 of our ordinary shares. We also are represented in certain legal matters by Cooley LLP, Palo Alto, California. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California and Yigal Arnon & Co., Jerusalem, Israel.

Experts

The consolidated financial statements of Stratasys Ltd. as of and for the year ended December 31, 2012, incorporated into this prospectus supplement and the accompanying prospectus by reference from the Stratasys Ltd. Annual Report on Form 20-F for the year ended December 31, 2012, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Objet Ltd. (now known as Stratasys Ltd.) as of and for the three years in the period ended December 31, 2011, incorporated into this prospectus supplement and the accompanying prospectus by reference from a Stratasys Ltd. Registration Statement on Form F-4 (Commission File No. 333-182025), have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Stratasys Ltd. (formerly Stratasys, Inc.) as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 incorporated by reference into this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Cooperation Technology Corporation as of and for the year ended December 31, 2012, incorporated by reference from Stratasys Ltd.'s Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on September 4, 2013, have been audited by CohnReznick LLP, independent auditor, as set forth in their report thereon, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information and incorporation of certain information by reference

We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information that we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information that we file electronically with the Commission through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such

Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

•
our Reports of Foreign Private Issuer on Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the Commission on:

•
January 14, 2013;

•
January 28, 2013;

•
February 28, 2013;

•
March 4, 2013 (excluding (i) quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);

•
March 5, 2013;

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March 20, 2013;

•
May 13, 2013 (both Reports of Foreign Private Issuer on Form 6-K furnished on that day, but excluding (i) quotes of members of our management appearing in the press release annexed as Exhibit 99.1 to the first Report and as Exhibit 99.3 to the second Report, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 to the first Report);

•
May 15, 2013;

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May 24, 2013;

•
June 20, 2013 (excluding (i) quotes of members of our management and board of directors, and non-GAAP financial measures that are not accompanied by comparable GAAP measures of equal prominence, that appear in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);

•
June 24, 2013 (all three Reports of Foreign Private Issuer on Form 6-K furnished on that day);

•
August 8, 2013 (excluding quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.3 thereto), as amended on August 22, 2013 (excluding Exhibits 99.4 and 99.5 thereto);

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August 9, 2013;

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August 15, 2013 (excluding quotes of members of our management appearing in the press release annexed as Exhibit 99.1 thereto);

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August 16, 2013;

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September 3, 2013 (both reports of Foreign Private Issuer on Form 6-K furnished on that day);

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September 4, 2013; and

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September 10, 2013;

•
the financial statements of Objet Ltd. as of, and for the year ended, December 31, 2011, which appear in our Registration Statement on Form F-4, as amended (Commission File No. 333-182025), filed with the Commission on August 6, 2012; and

•
the description of our ordinary shares set forth under "Item 1. Description of Registrant's Securities to be Registered" in our Registration Statement on Form 8-A, filed with the Commission on December 3, 2012.

The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically be incorporated into, update and supersede the information contained in this prospectus supplement and the accompanying prospectus. In addition, we may specifically incorporate into this prospectus supplement and the accompanying prospectus to certain information that we subsequently furnish to the Commission. We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344, Attention: Shane Glenn—VP Investor Relations, Telephone: (952) 294-3416.

PROSPECTUS

STRATASYS LTD.

ORDINARY SHARES
WARRANTS TO PURCHASE ORDINARY SHARES
DEBT SECURITIES

        We may from time to time offer to sell our ordinary shares, nominal value 0.01 New Israeli Shekels per share, warrants to purchase our ordinary shares, and debt securities, either separately or in combination. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, this prospectus may be used to offer ordinary shares for the account of persons other than us.

        This prospectus describes some of the general terms that apply to our securities. Each time we sell securities, the specific terms of the offering will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus.

        Selling shareholders who may be named in a supplement to this prospectus may also from time to time offer and sell our ordinary shares, in one or more offerings. Selling shareholders may sell shares from time to time on or off the NASDAQ Global Select Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. We will not receive any of the proceeds from the sale of those shares.

        Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol "SSYS". You should read both this prospectus, any supplement to this prospectus and the additional information described under the heading "Incorporation of Certain Documents by Reference," before you decide to invest in our securities.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus, in the documents incorporated by reference herein or in any applicable supplement to this prospectus to read about factors you should consider before purchasing our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2013

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a "shelf" registration process. Under this process, we may offer and sell from time to time, in one or more offerings, the securities described in this prospectus, and certain shareholders may offer and sell from time to time, in one or more offerings, the ordinary shares described in this prospectus. We sometimes refer to our ordinary shares as the "shares" throughout this prospectus.

        When we or a selling shareholder sell securities, to the extent legally required, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of such offering. Such a prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

        This prospectus does not contain all of the information provided in the registration statement of which it is a part that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

        We are responsible for the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement and any free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We or any selling shareholders may sell our ordinary shares to underwriters (or, in the case of an offering by us, other securities referred to in this prospectus and any applicable prospectus supplement) who will sell the shares or other securities to the public at a fixed offering price or at varying prices determined at the time of sale. In that case, a prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, and the compensation of those underwriters, dealers or agents. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

        "Stratasys," the "Company," the "Registrant," "us," "we" and "our" are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

        "Our shares," "ordinary shares" and similar expressions refer to our Ordinary Shares, nominal value 0.01 New Israeli Shekels, or NIS, per share.

        "Dollars", "US dollars" or "$" are to United States Dollars.

PROSPECTUS SUMMARY

About Stratasys Ltd.

        We are a leading global provider of additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions are sold under eight brands, including affordable desktop 3D printers for idea and design development (for professional purposes, as well as for personal applications), various systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM. We also develop, manufacture and sell materials for use with our systems and provide parts and various maintenance services to our customers. We believe that the range of more than 130 3D printing consumable materials that we offer is the widest in the industry. We have more than 1,500 employees and hold more than 500 granted or pending additive manufacturing patents globally.

        Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998, under the name Objet Geometries Ltd. and subsequently changed its name in 2011 to Objet Ltd. On December 1, 2012, the two companies completed a merger, which we refer to as the Stratasys-Objet merger, pursuant to which Stratasys, Inc. became an indirect, wholly-owned subsidiary of Objet Ltd., and Objet Ltd. changed its name to Stratasys Ltd. Also, as part of that transaction, the ordinary shares of Stratasys Ltd. were listed on the NASDAQ Global Select Market under the trading symbol "SSYS", in place of the listing of the common stock of Stratasys, Inc., which had also traded under that symbol.

        As described below, we have also more recently completed a transaction with MakerBot, a leader in desktop 3D printing, as a result of which MakerBot operates as a subsidiary of our company. This transaction has expanded our product offering to include affordable desktop 3D printers that enable an enhanced user experience, an area of 3D printing that has undergone rapid adoption. While MakerBot is undergoing integration with our company following the transaction, it nevertheless maintains its own identity, products and go-to-market strategy.

        We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our registered office and our other principal place of business is located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4400. Our agent in the United States is S. Scott Crump, our Chairman of the Board, whose address is c/o Stratasys Inc. at the address of our Eden Prairie, Minnesota headquarters. Our World Wide Web address is www.stratasys.com. The information contained on that web site (or on our other web sites, including www.objet.com) is not a part of this prospectus. As an Israeli company, we operate under the provisions of Israel's Companies Law 5759-1999, or the Companies Law.

Recent Developments

MakerBot Transaction

Description of Transaction

        Since the filing of our most recent Annual Report on Form 20-F, we have entered into and completed a merger transaction, which we refer to as the MakerBot transaction, whereby we acquired Cooperation Technology Corporation, or MakerBot, which was the direct parent company of MakerBot Industries, LLC, a leader in desktop 3D printing, and which owns and operates Thingiverse.com, a website dedicated to the sharing of user-created digital design files. The MakerBot transaction was consummated on August 15, 2013 pursuant to an Agreement and Plan of Merger, dated as of June 19, 2013, or the MakerBot merger agreement, by and among Stratasys, Baccio Merger Corporation, Baccio Corporation, Cooperation Technology Corporation and Shareholder Representative Services, LLC, as

Seller Representative. Pursuant to the MakerBot merger agreement, a wholly-owned, indirect subsidiary of our company merged with and into MakerBot in a stock-for-stock transaction, with MakerBot surviving as a wholly-owned, indirect subsidiary of our company.

        Pursuant to the MakerBot merger agreement, we issued, at the closing of the MakerBot transaction, 3,921,660 ordinary shares to MakerBot's stockholders in exchange for 100% of the outstanding capital stock of MakerBot. We may also issue up to an additional 3,010,347 ordinary shares in respect of periods through the end of 2014 to MakerBot's stockholders and certain MakerBot employees as of the effective time of the MakerBot transaction for performance-based earn-outs, awards under a Performance Bonus Plan and the release of holdback shares that secure MakerBot's indemnification obligations to us under the MakerBot merger agreement. Earn-out payments and Performance Bonus Plan awards, if earned, may also be paid in cash (in an amount reflecting the value of our ordinary shares that would otherwise be issuable at the relevant earn out determination date), or in a combination of our ordinary shares and cash, at our discretion.

Impact of Transaction on Our Business

        MakerBot, founded in 2009, helped to develop the affordable desktop 3D printing market and has built the largest installed base of 3D printers in the category by making 3D printers highly accessible. MakerBot has sold more than 22,000 3D printers since 2009.

        We believe that our combination with MakerBot will drive faster adoption of 3D printing for multiple applications and industries, as desktop 3D printers (upon which MakerBot focuses exclusively) are becoming a mainstream tool across many market segments. The MakerBot 3D Ecosystem drives the accessibility and rapid adoption of its desktop 3D printers. It includes Thingiverse.com, a collection of downloadable digital designs for making physical objects, and which is empowered by a growing community of makers and creators. The MakerBot 3D Ecosystem also includes MakerWare software, MakerCare service, MakerBot Filament, the MakerBot Retail Store and the MakerBot 3D Photo Booth.

        We intend that MakerBot will operate as a separate subsidiary, preserving its existing brand and management, thereby preserving the relationships it has built with its users and partners. MakerBot, together with Stratasys, intends to continue to innovate, expand its product offering, provide attentive service to its users and make more 3D printing content available through Thingiverse.com.

        We expect that Stratasys and MakerBot will jointly develop and implement strategies for building on their complementary strengths, intellectual property and technical know-how, and their respective assets and capabilities. We furthermore believe that we can leverage our extensive know-how in Fused Deposition Modeling, or FDM, to benefit MakerBot's product line.

Update to Property, Plants and Equipment due to Transaction

        Our MakerBot subsidiary leases corporate headquarters, a production and storage facility that includes an administrative office, and an executive apartment suite in Brooklyn, New York, and a commercial retail space in the SoHo neighborhood of downtown Manhattan, New York. All such leased properties are subject to short-term to mid-term lease agreements and, except as indicated in the table below, are fully utilized by MakerBot.

        These real properties leased by MakerBot, the space that it occupies in each such property and the monthly rent associated with each such property are provided below:

Property Location and Use(s)	Monthly Lease Payment	Approximate square feet

One Metrotech Center, 21st and 22nd Floors, Brooklyn, New York
(Corporate headquarters; offices for administrative, engineering, product, marketing, sales, support, legal, human resources,
finance, facilities, IT, and executive (c-level).)

	*Rent Period One: $70,312.00 *Rent Period Two: $83,137.50 *Rent Period Three: $76,822.92 *Rent Period Four: $95,454.17	21st Floor: 31,250 square feet 22nd Floor: 5,700 square feet
	*The lease breaks up the rental term into four periods.
148 39th Street, Brooklyn, NY 11232, 1st and 2nd Floors (Manufacturing, production, service and repair, and warehouse and storage)	$49,500	1st Floor: 44,000 square feet 2nd Floor: 11,000 square feet
298 Mulberry Street, New York, NY 10012 (Retail store; user training classes)	$8,200	1,100 square feet
314 - 316 Dean Street, Brooklyn, NY 11217 (Not in use—being assigned to MakerBot Foundation)	$9,160	3,145 square feet
537 Sackett Street, Brooklyn, NY 11217 (Not in use—MakerBot is seeking sub-lessee)	$6,800	Main space: 6,400 square feet
		Warehouse space: 400 square feet
111 Lawrence Street, Brooklyn, NY 11201, Apartment 24K (Corporate housing for executive employees)	$3,035	618 square feet

        The MakerBot transaction and MakerBot's business are described in our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on June 20, 2013, June 24, 2013 (the second of three Forms 6-K that we furnished on June 24, 2013) and August 15, 2013, which are incorporated by reference herein (to the extent described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference").

Other Material Changes

        We have also undergone other changes since the filing of our most recent Annual Report on Form 20-F, which are described in our Reports of Foreign Private Issuer on Form 6-K that are incorporated by reference herein (as described under "Where You Can Find More Information and Incorporation of Certain Information by Reference" below).

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled "Risk Factors" in any prospectus supplement and those set forth in documents incorporated by reference into this prospectus and any applicable prospectus supplement, including our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 7, 2013, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "could," "should," "expect," "anticipate," "intend," "estimate," "believe," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference into this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

        You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        We have identified some of the important factors that could cause future events to differ from our current expectations and they may be described in supplements to this prospectus (if any) under the caption "Risk Factors," as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions "Risk Factors" and "Operating and Financial Review and Prospects," and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

        We will include in an applicable prospectus supplement or in other offering materials the statistics related to any primary offering by us of our securities, or secondary offering by selling shareholders of ordinary shares, under the registration statement of which this prospectus forms a part, and the expected timetable for any such offering. Any prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any other offering materials before you invest in any securities in any such offering.

REASONS FOR THE OFFER AND USE OF PROCEEDS

        Unless otherwise stated in a prospectus supplement accompanying this prospectus, we are conducting the primary offering hereunder for general capital raising purposes, and will use the net proceeds from the sale of any securities that we may offer hereunder for general corporate purposes. Such general corporate purposes may include, but are not limited to, financing possible acquisitions, working capital, capital expenditures and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the reasons for the offering and use of proceeds of any specific offering of securities (if more specific than what is described in this paragraph).

        Ordinary shares may be offered by selling shareholders under a supplement to this prospectus. We will not receive any of the proceeds from the sale or other disposition of our ordinary shares by the selling shareholders in any offering by them.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. The table is qualified by the more detailed information appearing in the computation table found in Exhibit 12 to the registration statement of which this prospectus forms a part. You should read these ratios in connection with our consolidated financial statements, including the notes to those financial statements, incorporated by reference into this prospectus.

	For the Six Months Ended June 30,			For the Year Ended December 31,
(in thousands, except for ratios) (Unaudited)	2013		2012	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges#		*	95.41	53.04	112.18	63.04	32.49	105.01

#
Fixed charges are constituted by the portion of our rent obligations that are representative of the interest factor—consisting of one-third of our rental expense for operating leases.

*
Earnings for the six months ended June 30, 2013 were inadequate to cover fixed charges by $18.2 million.

DESCRIPTION OF ORDINARY SHARES

        Our authorized share capital consists of (and consisted of, as of June 30, 2013) 180 million ordinary shares, nominal value NIS 0.01 per share. As of June 30, 2013, 39,023,488 ordinary shares were issued and outstanding, and as of August 15, 2013 (immediately following the consummation of the MakerBot transaction), 43,199,460 ordinary shares were issued and outstanding.

        We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. Our fully paid ordinary shares are issued in registered form and are freely transferable under our amended and restated articles of association, as further amended (to which we refer herein as our amended articles). Under the Companies Law, we are required to maintain a major shareholder register listing for shareholders holding 5% or more of our outstanding ordinary shares.

        Our amended articles and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to individuals and entities that are residents of countries in a state of war with Israel, and except with respect to entities which are controlled by residents of countries in a state of war with Israel.

Listing, Register Number and Purpose

        Our ordinary shares are listed and traded on the NASDAQ Global Select Market under the trading symbol "SSYS."

        Our registration number at the Israeli Registrar of Companies is 51-260769-8. Our purpose under our memorandum of association includes every lawful purpose.

Dividend and Liquidation Rights

        Holders of our ordinary shares are entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares. We may declare dividends out of profits legally available for distribution. Under the Companies Law, a company may distribute a dividend only if the distribution does not create a reasonably foreseeable risk that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company's profits, as defined under the Companies Law.

        Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company's articles of association provide otherwise. Our amended articles provide that our board of directors may declare and distribute dividends without the approval of the shareholders.

        In the event of liquidation, holders of our ordinary shares will have the right to share ratably in any assets remaining after payment of liabilities, in proportion to the paid-up nominal value of their respective holdings. These rights may be affected by the grant of preferential liquidation or dividend rights to the holders of a class of shares that may be authorized in the future.

Shareholder Meetings

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. This right may be changed if shares with special voting rights are authorized in the future.

        Under the Companies Law, an annual general meeting of our shareholders should be held once every calendar year, but no later than 15 months from the date of the previous annual general meeting.

        All meetings other than the annual general meeting of shareholders are referred to as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our amended articles provide that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power. The Chairman of the Board of Directors presides at each of our general meetings. The Chairman of the Board of Directors is not entitled to vote at a general meeting in his capacity as Chairman.

        Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders that are entitled to participate and vote at general meetings are the shareholders of record on a date decided by our board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law and the amended articles require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

  •
  amendments to the amended articles;

  •
  appointment or termination of our auditors;

  •
  appointment of directors and appointment and dismissal of external directors;

  •
  approval of acts and transactions involving related parties, as defined by the Companies Law or pursuant to our amended articles;

  •
  director compensation;

  •
  increases or reductions of our authorized share capital;

  •
  a merger; and

  •
  the exercise of our board of directors' powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

        The Companies Law and the amended articles require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

        Under the Companies Law and the amended articles, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum requirements

        Pursuant to our amended articles, holders of ordinary shares have one vote for each share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for a general meeting consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least a majority of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy constitute a lawful quorum.

Vote requirements

        Our amended articles provide that all resolutions of our shareholders require the approval of a majority of the voting power present and voting at a general meeting, in person or by proxy, unless otherwise required by the Companies Law or by the amended articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder's relative (even if not extraordinary) require, in addition to approval by the audit committee and the board of directors, approval by a special majority of the shareholders that fulfills one of the following requirements:

  •
  the majority includes a majority of non-controlling shareholders who lack a personal interest in approval of the transaction or terms of employment or engagement (as applicable); or

  •
  the votes of non-controlling shareholders who have no personal interest in the transaction or terms of employment or engagement and who are present and voting, in person, by proxy or by voting deed at the meeting, and who vote against it may not represent more than two percent (2%) of the voting rights of the company.

        Under our amended articles, if the share capital is divided into classes, the alteration of the rights, privileges, preferences or obligations of any class of share capital will require approval by a majority of the voting power present and voting, in person or by proxy, at a class meeting of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a general meeting, as required under the Companies Law.

        Under the amended articles, the approval of 75% of the voting power of our company is required for the amendment, suspension or replacement of any of the following provisions of the amended articles for the period beginning on the effective time of the Stratasys-Objet merger (which occurred on December 1, 2012) and ending on the second anniversary of such effective time, or the initial term:

  •
  any of the definitions in the amended articles (Article 1);

  •
  the appointment of class A directors and class B directors to serve during the initial term (Article 74);

  •
  during the initial term, removal of class A directors for cause only by a unanimous vote of the other class A directors and removal of class B directors for cause only by a unanimous vote of the other class B directors (Article 77.1.8 (proviso));

  •
  during the initial term, the appointment by the class A directors to fill any vacancy of a class A director and the appointment by the class B directors to fill any vacancy of a class B director, subject to the requirements of the Companies Law with respect to external directors (Article 77.2.1);

  •
  the appointment of S. Scott Crump as our Chairman of the Board and the procedure for filling a vacancy in the office of Chairman (Article 79);

  •
  the limitation on the power of the shareholders to remove a director from office during the initial term (Article 80);

  •
  the appointment of David Reis to serve as our Chief Executive Officer during the initial term and the requirement that our board of directors may only select another person to serve as the chief executive officer by a majority vote that must include the vote of at least two class A directors and two class B directors (Article 81);

  •
  the establishment and composition of the executive committee of the board of directors during the initial term, the procedure for filling vacancies on the executive committee, and the duties and authority of the executive committee (Article 92);

  •
  the right of the board of directors to delegate authority to the chief executive officer to appoint other officers and employees, to set their compensation, subject to the requirements of the Companies Law, and to remove such persons from their positions, subject to the restrictions on the removal of class A directors and class B directors (Article 99); and

  •
  the requirement for a 75% super majority vote to take any of the foregoing actions (Article 138).

        Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a voting deed in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

  •
  appointment or removal of directors;

  •
  approval of transactions with office holders or interested or related parties;

  •
  approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by voting deed;

  •
  approval of an arrangement or reorganization of the company pursuant to Section 350 of the Companies Law; and

  •
  other matters which may be prescribed by Israel's Minister of Justice.

        The provision allowing the vote by voting deed does not apply if, to the best knowledge of the company at the time of calling the general shareholders meeting, a controlling shareholder will hold on the record date for such shareholders meeting, voting power sufficient to determine the outcome of the vote.

        The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company's registered capital, mergers and approval of related party transactions.

Access to Corporate Records

        Under the Companies Law and our amended articles, shareholders are provided access to the following corporate records: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been submitted in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

        The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles.

Transfer Agent and Registrar

        Our transfer agent and registrar in the United States is Continental Stock Transfer & Trust Company.

Registration Rights

        For a description of the registration rights that we granted to certain of Objet's preexisting significant shareholders as well as Objet's executive officers and directors, which apply to the registration of our shares following the Stratasys-Objet merger, please see "Agreements Entered into in

Connection with the Merger Agreement—Registration Rights and Lock-Up Agreement" in Amendment No. 3 to our Registration Statement on Form F-4, Commission File No. 333-182025, filed with the Commission on August 6, 2012.

        The registration rights that we granted to stockholders, option holders and warrant holder of MakerBot at the closing of the MakerBot transaction, pursuant to which we will be required to register for resale the ordinary shares received by them in the transaction, will be described in a separate supplement to this prospectus under which they may offer their shares for resale.

Anti-Takeover Provisions

        Under the Companies Law, we are allowed to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles, which requires the prior approval of the holders of a majority of the voting power present and voting, in person or by proxy, at the applicable general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above under "—Voting Rights."

DESCRIPTION OF OTHER SECURITIES

        We will set forth in an applicable prospectus supplement a description of any warrants to purchase our ordinary shares or debt securities that we may offer under this prospectus. The general form of indenture pursuant to which such debt securities may be offered is set forth as Exhibit 4.4 to the registration statement of which this prospectus is a part.

SELLING SHAREHOLDERS

        If the registration statement of which this prospectus is a part is used by any selling shareholder for the resale of any ordinary shares registered thereunder, information about such selling shareholder, its beneficial ownership of our securities and its relationship with us will be set forth in a post-effective amendment to the registration statement, in a supplement to this prospectus, or in one or more documents incorporated by reference into this prospectus or the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may offer and sell our securities, and any selling shareholders may offer and sell shares, in offerings hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered by us or by selling shareholders in a supplement to this prospectus.

 EXPENSES

        The following table sets forth our expenses (other than underwriting discounts and commissions) in connection with the offering described in the registration statement of which this prospectus is a part:

SEC registration fee	$	*
Printing, EDGAR and photocopying fees	$	**
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Miscellaneous expenses	$	**
Total	$	**

*
In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of the registration fee for securities offered under this prospectus.

**
Estimated expenses in respect of offerings hereunder are not presently known. Once known, such expenses will be disclosed in separate prospectus supplements required to be filed in connection with any such offerings, or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the ordinary shares and warrants being offered hereby will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Law Offices, Ramat-Gan, Israel. A trust for the benefit of partners in Meitar Liquornik Geva Leshem Tal holds options to purchase 12,259 of our ordinary shares. Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements of Stratasys Ltd. as of and for the year ended December 31, 2012, incorporated into this prospectus by reference from the Stratasys Ltd. Annual Report on Form 20-F for the year ended December 31, 2012, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Objet Ltd. (now known as Stratasys Ltd.) as of and for the three years in the period ended December 31, 2011, incorporated into this prospectus by reference from a Stratasys Ltd. Registration Statement on Form F-4 (Commission File No. 333-182025), have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedule of Stratasys Ltd. (formerly Stratasys, Inc.) as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

 WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

        In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

        You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information that we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information that we file electronically with the Commission through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus.

        This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares, warrants and debt securities that may be offered hereby by us, or the ordinary shares that may be offered by selling shareholders, you should refer to the complete registration statement on Form F-3, including any prospectus supplement, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

        We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

  •
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

  •
  our Reports of Foreign Private Issuer on Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the Commission on:

  •
  January 14, 2013;

  •
  January 28, 2013;

  •
  February 28, 2013;

    •
    March 4, 2013 (excluding (i) quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);

    •
    March 5, 2013;

    •
    March 20, 2013;

    •
    May 13, 2013 (both Reports of Foreign Private Issuer on Form 6-K furnished on that day, but excluding (i) quotes of members of our management appearing in the press release annexed as Exhibit 99.1 to the first Report and as Exhibit 99.3 to the second Report, (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 to the first Report);

    •
    May 15, 2013;

    •
    May 24, 2013;

    •
    June 20, 2013 (excluding (i) quotes of members of our management and board of directors, and non-GAAP financial measures that are not accompanied by comparable GAAP measures of equal prominence, that appear in the press release annexed as Exhibit 99.1 thereto, and (ii) the conference call script and conference call materials serving as Exhibits 99.2 and 99.3 thereto);

    •
    June 24, 2013 (all three Reports of Foreign Private Issuer on Form 6-K furnished on that day);

    •
    August 8, 2013 (excluding quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.3 thereto), as amended on August 22, 2013 (excluding Exhibits 99.4 and 99.5 thereto);

    •
    August 9, 2013;

    •
    August 15, 2013 (excluding quotes of members of our management appearing in the press release annexed as Exhibit 99.1 thereto);

    •
    August 16, 2013; and

    •
    September 3, 2013;

  •
  the financial statements of Objet Ltd. as of, and for the year ended, December 31, 2011, which appear in our Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012; and

  •
  the description of our ordinary shares set forth under "Item 1. Description of Registrant's Securities to be Registered" in our Registration Statement on Form 8-A, filed with the Commission on December 3, 2012.

        The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically be incorporated into, update and supersede the information contained in this prospectus. We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344, Attention: Shane Glenn—VP Investor Relations, Telephone: (952) 294-3416.

 ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

  •
  the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

  •
  the judgment is no longer appealable,

  •
  the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

  •
  the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was rendered in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

        An Israeli court also will not declare a foreign judgment enforceable if:

  •
  the judgment was obtained by fraud.

  •
  there was no due process,

  •
  the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

  •
  the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

  •
  at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

4,500,000 ordinary shares

Prospectus supplement

J.P. Morgan

Piper Jaffray	Morgan Stanley	BofA Merrill Lynch
Needham & Company

September 12, 2013